EXHIBIT 10.4

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

PEGASUS FUNDING, LLC

A Delaware Limited Liability Company

Effective as of December 28, 2011

THE MEMBERSHIP UNITS IN PEGASUS FUNDING LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS. THE MEMBERSHIP UNITS ARE ALSO SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER THIS AGREEMENT.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

PEGASUS FUNDING, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is dated as of December 28, 2011, by and among PEGASUS FUNDING, LLC, a Delaware limited liability company (the “Company”) and those members set forth on Exhibit A attached hereto, as such exhibit may be amended from time to time (each, a “Member” and collectively, the “Members”). Max Alperovich (“Alperovich”) and Alexander Khanas (“Khanas”) are joining this Agreement with the intention to be legally bound solely by Sections 6.5, 6.9, 6.21, 6.22, 6.23 and 14.16 hereof. Piccolo is joining this Agreement with the intention to be legally bound by Section 3.9(c), 14.16 and 14.19 hereof. Asta Funding, Inc.(“Asta”), by its execution of this Agreement shall guaranty the funding obligations of Fund Pegasus, LLC (“Lender”) under Section 3.9 hereof and shall also be bound solely by Sections 1.9, 6.22, 6.23, 14.1 and 14.17 . It is understood that ASFI Pegasus Holdings, LLC (“ASFI”) along with Lender and Asta are referred to, as the “Asta Parties,” under this Agreement and all other documents executed in connection herewith, including, without limitation, the Asta Documents, as described in Schedule 2.1. Lender hereby joins this Agreement and agrees to be bound by the provisions of Section 3.9 hereof and of all other provisions of the Agreement under which Lender makes an express undertaking herein and in the Loan Documents. Capitalized terms not defined herein shall have the respective meanings set forth in Schedule 2.1 or the respective Asta Documents.

BACKGROUND

A. The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101 et seq. (the “Act”) upon the filing of a Certificate of Formation (the “Certificate”) with the Department of State of the State of Delaware on September 19, 2011.

B. PLF is in the business of finding holders of Claims, as defined below, who wish to sell interests, on a nonrecourse basis, in a portion of the proceeds thereof which may be realized upon Liquidation, as defined below, providing funding for the holders of such Claims, each funding made pursuant to the terms of a written Purchase Agreement, as defined below utilizing the tradenames “Pegasus Legal Funding,” “My Law Funds” and the domain name www.mylawfunds.com (the “PLF Business”).

C. Asta is a publicly traded corporation engaged in the specialty finance business, including, but not limited to the acquisition of portfolios of distressed assets and investing in various types of loan portfolios.

D. PLF and AFSI constitute all of the Initial Members and they have formed the Company to further develop the Business, by Lender on the one hand, providing Loans to the Company to be used to fund qualified Claims, and by PLF, on the other hand, organizing and expanding the Business and operations to accommodate the funding of Investments to be made by the Company, all as described herein.

E. The membership interests of PLF are held 50% by Alperovich and 50% by Khanas (collectively, the “PLF Members”).

F. The Members intend this Agreement to set forth ASFI’s and PLF’s respective rights and obligations with respect to the Company and each other and to provide for the management and operation of the Company.

G. The Company will purchase interests in certain personal injury claims (individually, a “Claim” and collectively, the “Claims”), from Sellers, each pursuant to an Assignment, Sale, Springing Assignment & Equitable Lien Agreement, or other equivalent agreement between each Seller and the Company, including any agreements, instruments, certificates and other documents delivered in connection with an Investment by the Seller (each, a “Purchase Agreement” and collectively, the “Purchase Agreements”). The interest purchased by the Company in each Claim will consist of the right to receive from the Seller part of the proceeds or recoveries which the Seller receives by reason of a settlement, judgment or award with respect to such Claim. The Purchase Agreements will be derived from Claims referred to the Company by PLF or ASFI, and shall meet the underwriting criteria established by the Company as set forth on Schedule 6.18 and as same may be amended from time to time. The foregoing activities may hereinafter be referred to as the “Business,” which in all respects, is identical to the PLF Business.

H. Lender will provide Loans to the Company when and as required under this Agreement and the other Asta Documents.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the legal sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

GENERAL PROVISIONS

1.1 Purpose. The purpose of the Company is to engage in the Business and it shall not undertake any other activities without the prior written consent of all of the Members.

1.2 Fictitious Business Name. The Board of Managers is directed and authorized to execute, file, and cause to be published with the proper authorities in each jurisdiction in which the Company conducts business, such certificates or documents as may be required by the fictitious business statement acts or similar statutes in effect in each jurisdiction.

1.3 Other Acts/Filings. The Board of Managers shall from time to time execute or cause to be executed all such certificates and other documents and shall do or cause to be done all such filings, recordings, publishings, and other acts as the Board of Managers may deem necessary or appropriate to comply with the requirements of law for the formation and operation of the Company in all jurisdictions in which the Company desires to conduct business.

1.4 Principal Place of Business and Office of the Company. The principal place of business and office of the Company shall be located at c/o Pegasus Legal Funding, LLC, 299 Broadway, Ste. 202, New York NY, 10007, or such other place or places as the Board of Managers may from time to time designate. In addition, the Company may maintain other offices as the Board of Managers deems advisable.

1.5 Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other office as the Board of Managers may designate from time to time in the manner provided by law. The Board of Managers is hereby authorized to take such actions as are necessary to effect any such change of the Company’s registered office.

1.6 Management. The Company shall be managed by the Board of Managers pursuant to Article VI of this Agreement.

1.7 Term.

(a) The term of this Agreement shall commence on the date hereof and shall continue for a period of five (5) years and for such further period as shall be necessary to complete the dissolution of the Company in accordance with Article X hereof (the “Term”).

(b) The Company shall be dissolved and this Agreement shall be terminated in accordance with the provisions of Section 10.1 hereof.

1.8 Fiscal Year. The Fiscal Year and taxable year of the Company shall be its required taxable year as determined pursuant to Section 706 of the Code.

1.9 Representations, Warranties and Covenants.

(a) PLF represents, warrants and covenants to the Asta Parties that:

(i) It is authorized and empowered to enter into and perform its obligations under this Agreement;

(ii) It is under no contractual or other restriction which prohibits it from entering into or performing its obligations under this Agreement.

(iii) No third Person has any option or right to be a member or otherwise participate in the business of the Company or the PLF Business.

(iv) To the knowledge of PLF, there are no liens, claims or judgments against the PLF Business or the Marks which would have a material adverse effect on the PLF Business or the Business.

(v) To the knowledge of PLF, the documentation, including the Purchase Agreement, which PLF utilizes in connection with the PLF Business (and will utilize in connection with the Business) complies and will comply in all material respects with applicable Laws, and all revenue received and to be received by PLF and the Company was and will be obtained in compliance with applicable Laws.

(vi) PLF is qualified to conduct business in the State of New York. PLF is qualified to do business as a foreign limited liability Company in all states where its’ business requires foreign qualification. PLF will cause the Company to promptly qualify as a foreign limited liability company in all states where it is required by applicable Laws to do so.

(vii) This Agreement constitutes the valid, legal and binding obligation of PLF, enforceable in accordance with its terms.

(b) The Asta Parties hereby jointly and severally represent, warrant and covenant to PLF that, with respect to each of them:

(i) It is authorized and empowered to enter into and perform its obligations under this Agreement and the applicable Asta Documents to which it is a party;

(ii) It is under no contractual or other restriction which prohibits it from entering into or performing its obligations under this Agreement and the applicable Asta Documents to which it is a party;

(iii) No regulatory or other consents are necessary for each of the Asta Parties to perform its obligations under this Agreement and the applicable Asta Documents to which it is a party;

(iv) There are no liens, claims or judgments against ASFI which would have a material adverse effect on Asta Parties’ ability to perform its obligations under this Agreement and the applicable Asta Documents to which it is a party;

(v) The Asta Documents constitute the valid, legal and binding obligation of the respective Asta Parties who are signatories thereto, each enforceable in accordance with its respective terms.

(c) The representations and warranties contained in this Section 1.9 shall be deemed Survival Obligations, as defined below.

1.10 Legal Opinions. PLF shall cause the Company to obtain an opinion from ALFA so as to confirm that the form of Purchase Agreement and related documentation do not violate any Laws (the “ALFA Opinion”). ASFI shall have the right to obtain an opinion ninety (90) days after the date PLF delivers the ALFA Opinion so as to confirm that the form of Purchase Agreement and related documentation complies with Laws (the “ASFI Opinion”); provided, however, that if any Change in Laws occurs, PLF will take prompt action to cure any deficiencies in the Purchase Agreement within ninety (90) days. The cost of the ALFA Opinion and the ASFI Opinion shall be borne by, and shall be included in the budget of, the Company. In the event that within ninety (90) days following the receipt of the ASFI Opinion stating that: (a) the form of Purchase Agreement fails in any material respect to comply with Laws; (b) such noncompliance is likely to result in a material adverse effect on the Business; and (c) such noncompliance may not be remedied or cured, in which event: (i) upon written notice to the Company and PLF, Lender’s obligations under the Loan Agreement, as hereinafter defined, shall cease; (ii) an Event of Default shall be deemed to have occurred under the Loan Agreement, and Lender shall be permitted to exercise all of its rights and remedies thereunder, subject in any case to Section 2.3 thereof; and (iii) this Agreement shall be terminated and the Company shall be promptly dissolved and liquidated pursuant to Article X below.

1.11 Suspension of Lending Obligations.

(a) Lender may suspend the making of Loans, if it reasonably believes that a pending Change of Law Event, as defined in Section 10.1(a)(vi), relating to federal Laws and regulations, is likely to occur within 45 days which will materially and adversely impair the Company’s ability to enforce the Purchase Agreements, and Lender reasonably deems itself insecure based on the good faith belief that Change of Law Event will result in a material adverse change in the Business, properties, prospects, operation or condition (financial or otherwise) of the Company. The Company shall have notice and a reasonable opportunity to address the Change of Law Event so as to comply and avoid the material adverse effect thereof prior to such suspension.

(b) Notwithstanding Section 1.11(a) above, if Lender reasonably believes that a pending Change of Law Event in a state jurisdiction is likely to occur within 45 days, which will materially and adversely impair the Company’s ability to enforce Purchase Agreements in such jurisdiction, Lender shall only suspend the making of Loans for Investments therein following written notice to the Company and a reasonable opportunity to address such Change of Law Event in a manner so as to comply and avoid the material adverse effect of such Change of Law Event, and with respect to all other jurisdictions, Lender shall continue to provide Loans to be used for Investments.

ARTICLE II

DEFINITIONS

2.1 Definitions. For purposes of this Agreement, capitalized terms used herein shall have the meanings set forth in Schedule 2.1 attached hereto or elsewhere in this Agreement.

ARTICLE III

CAPITAL MATTERS

3.1 Initial Capital Contributions and Advances by the Members. The Capital Contributions to be made by the Members shall be contributed in cash, assets or services. The initial Capital Contributions of each of the Members have been received and acknowledged by the Company, and in consideration therefor, each of the Members is deemed to own that number of Units set forth on Schedule 3.1 attached hereto. The Board of Managers shall revise Schedule 3.1 from time to time as is necessary to reflect the then-current number of Units held by each Member. In consideration of the receipt of its respective Units on Schedule 3.1, ASFI shall make an initial capital contribution to the Company in proportion to its eighty percent (80%) membership interest in the amount of $800, and PLF shall make an initial capital contribution to the Company in proportion to its twenty percent (20%) membership interest in the amount of $200.

3.2 Additional Capital Contributions/Loans. In addition to the obligations of Lender to provide Loans pursuant to Section 3.9 of this Agreement, if the Board of Managers determines that additional capital is necessary or advisable for the operation of the Company, then (i) the Members may, but shall not be required to, make additional Capital Contributions or Loans to the Company in the form of cash, assets or services without receipt of additional Units or change in their Percentage Interest, or (ii) subject to Section 3.3, the Company may issue additional Units to one or more Persons who may or may not already be Members.

3.3 Issuance of Additional Units.

(a) The Company may issue additional Units from time to time to existing Members or to other entities owned or controlled by the Members, but in either case, only upon the unanimous written consent of the Members. The Capital Contribution payable for and with respect to any additional Units shall be as determined from time to time by the Board of Managers.

(b) No Person shall be issued any Units and admitted as a Member of the Company unless (a) such purchaser pays the Capital Contribution established by the Board of Managers for the issuance of such Unit(s), and (b) such purchaser executes and delivers such documents and instruments, in form satisfactory to the Board of Managers, as the Board of Managers may deem necessary, appropriate or advisable, to evidence the foregoing, including, without limitation, a joinder to this Agreement that binds such purchaser to this Agreement. Issuance of additional Units shall not be made if such issuance would cause a termination of the Company under Section 708(b) or any other provision of the Code.

(c) Upon satisfaction of the conditions set forth in Section 3.3(b) hereof, each purchaser of additional Units shall automatically be deemed a Member of the Company entitled to the benefits of, and subject to the provisions of and obligations in, this Agreement.

3.4 Record Holder of Units. The Company shall be entitled to treat the Person in whose name any Unit or Units of the Company stand on the books of the Company as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Unit or Units on the part of any other Person.

3.5 Lost, Destroyed or Mutilated Certificates. Except as provided in this Section 3.5, no new Unit Certificates, if any, shall be issued to replace an old Unit Certificate, if any, unless the latter is surrendered to the Company and canceled at the same time. The Board of Managers may, in the event any Unit Certificate is lost, stolen, or destroyed, authorize the issuance of a replacement Unit Certificate on such terms and conditions as the Board of Managers may require, including a provision for indemnification of the Company secured by a bond or other adequate security sufficient to protect the Company against any claim that may be made against it, including any expense or liability on account of alleged loss, theft, or destruction of the Unit Certificate or the issuance of the replacement Unit Certificate.

3.6 Capital Accounts.

(a) A single, separate capital account shall be maintained for each Member in accordance with the Regulations issued under Section 704(b) of the Code (each such account, a “Capital Account”).

(b) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocated share of Profits, any items in the nature of income or gain which are specially allocated pursuant to this Agreement and which would otherwise be included in the computation of Profits and Losses, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Member.

(c) From each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocated share of Losses, any items in the nature of expenses or Losses which are specially allocated pursuant to this Agreement and which would otherwise be included in the computation of Profits and Losses, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company (to the extent not otherwise taken into account in computing the value of the Member’s Capital Contributions).

(d) In determining the amount of any liability for purposes of Sections 3.6(b) and 3.6(c), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

(e) Upon a Transfer of any Unit in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.

(f) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Managers shall determine that it is prudent to modify the manner in which Capital Accounts or any debits or credits thereto are computed in order to comply with such Regulations, the Board of Managers may make such modifications without the consent of the Members, provided that such modifications are not likely to have a material effect on the amounts distributable to the Members upon the dissolution of the Company.

3.7 Revaluation of Company Property. The Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company Property made pursuant to the definition of Gross Asset Value and in accordance with the provisions of Section 14.14 hereof; provided that any adjustments hereunder shall be made in accordance with and to the extent provided in Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), and taking into account Regulation Section 1.704-1(b)(2)(iv)(h).

3.8 Return of Capital. Except as provided in this Agreement or as otherwise provided by Law, there is no agreement for, nor time set for, return of any Capital Contribution of any Member. To the extent funds are available therefor, the Company may return the Capital Contributions out of Distributable Cash Flow or out of the proceeds of a Sale or Refinancing of Company Property, after reserving sufficient funds for payment of debts, Working Capital, replacements, and withdrawals of capital, if any, and, to the extent of available funds, the Members shall return the Capital Contributions upon the dissolution and termination of the Company, as hereinafter set forth.

3.9 Loans and Proceeds.

(a) Subject to the terms and conditions of this Agreement and the Loan Documents, Lender shall make aggregate loans to the Company of up to TWENTY-ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($21,800,000) per annum, (the “Total Annual Commitment”), of which TWENTY MILLION ($20,000,000) shall be utilized to fund Investments (for each of the first five (5) successive twelve (12) month periods immediately following the date of this Agreement (each such annual amount, in the aggregate, the “Annual Investment Advance Commitment” and individually, the “Investment Advances or “Advances”). Each of the Advances shall be made by Lender when and as required under Section 3.9(d) below. Lender, in its reasonable discretion, may increase the Total Annual Commitment, upon request of PLF. For purposes of Section 5.1 (a), if Advances plus Overhead Advances in any twelve month period following the date hereof exceeds the Total Annual Commitment, the Lender’s cost of funds from third party lenders shall be added to the Loans with respect to same for purposes of Section 5.1 below; The Advances and Overhead Advances shall be secured by a first priority security interest in the assets of the Company to be evidenced by the Loan Documents, in the form annexed here to as Exhibit B. The PLF Parties shall have no obligation to repay all or any Advances or Overhead Advances under this Agreement or the Loan Documents except as expressly provided in this Agreement or therein.

(b) In addition to the Advances, the Lender shall provide to the Company, when and as required under Section 3.9 (d) below, a sum equal to nine percent (9%) for each dollar of the Advances up to an aggregate of NINE HUNDRED THOUSAND DOLLARS ($900,000) per TEN MILLION DOLLARS ($10,000,000) in Investments per year for overhead expenses (each, an “Overhead Advance” and in the aggregate over each twelve month period following the date hereof, , the “Annual Overhead Commitment”) to be used in accordance with a budget agreed upon by the Members and which shall include a fee to PLF equal to 4% of Investments up to TEN MILLION DOLLARS ($10,000,000) (the “Management Fee”). In the event that the Investments in any year exceed TEN MILLION DOLLARS ($10,000,000), then Overhead Advances shall be increased so as to provide: (i) an additional Management Fee to PLF equal to four percent (4%) of the Investments in excess of TEN MILLION DOLLARS ($10,000,000) payable quarterly in arrears: (ii) the Piccolo Payments (as defined below), and (iii) overhead expenses of up to three percent (3%) of Investments without ASFI’s prior consent, if within ordinary and customary budgeted expenses, and if in excess of three percent (3%), upon request of PLF, subject to ASFI’s consent, which consent shall not be unreasonably withheld. The Parties agree that the Management Fee shall be treated as a “guaranteed payment” for Federal income tax purposes.

(c) That portion of the Piccolo Fee becoming due and payable under Section 14.16 during the Term shall be paid by the Company from Overhead Advances. The PLF Parties agree to be responsible for payment of the Piccolo Fee remaining unpaid at the end of the Term.

(d) From time to time within each twelve (12) month period of the Term, at the written request of the Company, for the purpose of permitting the Company to make one or more Investments and for overhead expenses, Lender shall provide Investment Advances and Overhead Advances in immediately available funds up to the amount requested within two (2) business day after the receipt of such written request the amount requested in each such notice until the aggregate amount advanced is equal to the Total Annual Commitment. For such purposes, with or without written request, Lender shall, at the commencement of Wednesday and Friday of each week, provide Loans to the Company (the “Daily Funding Requirement”) in such amounts as may be necessary to provide a balance in the Investment Advance Account, as defined herein, of not less than ONE MILLION DOLLARS ($1,000,000) (the “Minimum Balance”) and such additional amounts shall be deposited as needed to maintain the Minimum Balance in the Advance Account, and an amount equal to 9% of Minimum Balance or in such other amount as required under Section 3.9(b) above shall be deposited weekly every Friday. Interest on the Loans shall be paid to Lender by the Company on a monthly basis without deduction or offset in accordance with, and at the rate provided in, the Loan Documents. ASFI shall receive copies of Purchase Agreements on a weekly basis.

(e) ASFI shall not be in default under the terms of this Section 3.9 if:

(i) Investments are less than FOUR MILLION DOLLARS ($4,000,000) in any of the first five (5) successive twelve (12) month periods immediately following the date of this Agreement for any reason; or

(ii) The Board of Managers determines that an amount that is less than the then-applicable Total Annual Commitment is required for purposes of funding the Company’s operations over any twelve (12) month period following the date of this Agreement.

(f) Notwithstanding Section 3.9(a) through (e) above, if the annual return received by ASFI from the Company’s operations (as determined on a cash-on-cash basis by the regular accountants of the Company in accordance with GAAP), for any twelve (12) month period following the first (1st) anniversary of the date of this Agreement is less than fifteen percent (15%) (the “Minimum Return”), then, upon written notice to PLF, ASFI may terminate this Agreement and cause the dissolution of the Company, whereupon Lender’s obligations under the Asta Documents to which the Lender is a party shall terminate and be of no further force and effect, and the Company shall be promptly dissolved and liquidated pursuant to Article X. Termination pursuant to this Section 3.9(f) shall not constitute a breach by any party or signatory to this Agreement, unless the condition or conditions resulting in the Minimum Return were the result of a breach of this Agreement or the Loan Agreements by the PLF Parties.

(g) In addition to the foregoing provisions of this Section 3.9, any Member may, in the discretion of such Member, loan funds to the Company for use in its operations; provided, however, that except as otherwise set forth in Sections 3.9(a) and (b) hereof, no Member shall be obligated or required to loan funds to the Company. The aggregate amount of any loan or loans by a Member to the Company shall be an obligation of the Company to the Member and shall be repaid out of Company funds to the Member in accordance with the terms of the loan agreed upon by the Company and the lender from time to time. Unless otherwise determined by the Company and the lending Member, interest on any loan shall accrue at a rate equal to the lesser of the prime rate of interest in effect on the date such loan is made as reported by the Wall Street Journal on the applicable date, or at the highest rate permitted by the applicable usury law. Any unpaid loan, together with accrued and unpaid interest, shall be repaid to the Member making such loan in accordance with the terms of this Agreement.

(h) Any Member may guaranty a loan made to the Company. If a Member guaranties a loan made to the Company and is required to make payment pursuant to such guarantee to the maker of the loan, the amount so paid to the maker of the loan shall be treated as a loan by such Member to the Company in accordance with the provisions Section 3.9(g) and not as an additional Capital Contribution.

(i) All Loans and all other cash receipts of the Company shall be held by the Company in accordance with the terms and provisions of Section 7.7 hereof.

(j) The PLF Parties and the Asta Parties acknowledge and agree that: (a) on and as of the date of this Agreement, Asta has provided PLF with (i) in the aggregate amount of Four Million Dollars ($4,000,000) (the “Initial Loan”) to fund the acquisition of certain Purchase Agreements (the “Interim Investments”), and (ii) an additional amount equal to Three Hundred Sixty Thousand Dollars ($360,000) (the “Initial Overhead Advance”) for operating expenses associated with the Interim Investments pursuant to the terms of a certain Interim Claims Funding Term Sheet, executed by Asta and PLF on September 28, 2011, (the “Interim Agreement”); (b) the right of Asta to repayment of the Initial Loan and Initial Overhead Advance shall be assigned to Lender upon execution hereof, and the obligation to repay such Initial Loan and Initial Overhead Advance shall be assumed by the Company pursuant to an Assignment and Assumption Agreement, to be executed by Asta, the Lender and the Company on terms which incorporate by reference all of the repayment terms of the Loan Documents, and which shall fully and finally discharge PLF from any further obligation to Asta or any other party with respect to the Interim Agreement or the Initial Loan except as undertaken pursuant to this Agreement; (c) the Interim Investments shall be irrevocably assigned and transferred by Asta and PLF to the Company, following which assignment and transfer, the Interim Investments shall be treated, for all purposes, as Investments made pursuant to this Agreement, including without limitation Section 5.1 below; d) the amount of the Interim Loan shall be credited under Section 3.9 toward fulfillment of the Annual Investment Advance Commitment applicable to the first twelve (12) month period following the date of this Agreement; and e) the Initial Overhead Advance shall be credited toward the Annual Overhead Commitment.

3.10 No Interest on Capital Contributions. No Member shall be entitled to interest on such Member’s Capital Contribution.

ARTICLE IV

ALLOCATIONS

4.1 Allocation of Profit and Loss. After giving effect, to the extent required, to the special allocations set forth in Sections 3.9, 4.2 , 4.3 and 5.1 hereof, and subject to Section 4.4 hereof, Profits and Losses for any Fiscal Year of the Company shall be allocated to the Members in proportion to their Percentage Interest. Where the Percentage Interest held by Members changes during a particular Fiscal Year, profits and losses shall be allocated on a monthly basis among the Members in accordance with their Percentage Interest in the Company as of the first day of each month and as otherwise required in accordance with Section 706(d) of the Code. Any determination of Percentage Interest in the Company pursuant to this Section 4.1 shall be based on the Total Outstanding Units of the Company at the time designated for such determination. If a PLF Loss Allocation is made to PLF under Section 5.1(b) for any taxable year, PLF’s share of the Company’s “Profits” for that year should be reduced (or PLF’s share of the Company’s “Losses” for that year should be increased) by an amount equal to such PLF Loss Allocation.

4.2 Regulatory Allocations. The following special allocations shall be made in the following order and priority:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 4.2, if there is a net decrease in Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of the Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in the Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) (6) and 1.704-2(j)(2) of the Regulations. This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of the Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704 2(j)(2) of the Regulations. This Section 4.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), which create or increase an Adjusted Capital Account Deficit for such Member for a Fiscal Year, then items of Company income and gain (consisting of a pro rata portion of each item of the Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit so created as quickly as possible. It is the intent that this Section 4.2(c) be interpreted as a “qualified income offset” and as otherwise necessary to comply with the alternate test for economic effect set forth in Regulations Section 1.704-1(b)(2)(ii)(d).

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in the same manner that any portion of losses attributable to such Nonrecourse Deductions would be allocated among the Members pursuant to Section 4.1 hereof as if this Section 4.2 did not apply to such Nonrecourse Deductions.

(e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Section 704(c) Allocations. Any required allocation of income, deduction, loss or credit, under Section 704(c) of the Code and the Regulations thereunder, shall be made to a Member in order to reflect any built-in gain or loss with respect to such Member’s actual or deemed contributions of property to the Company, including any reverse built-in gain or loss resulting from a required restatement of the Company’s book Capital Accounts as a result, for example, of the admission of a new Member. The Board of Managers shall have the right, in its sole discretion, to adopt any method or methods of reducing built-in gain or loss of a Member or Members through special allocations of cost recovery or other similar allowances, including gross income allocations, in order to expedite the reduction between book and tax Capital Account balances of such affected Members.

4.3 Curative Allocations. The allocations set forth in Section 4.2 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of the Company income, gain, loss or deduction pursuant to this Section 4.3. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of the Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all the Company items were allocated pursuant to Section 4.1 hereof.

4.4 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers in its reasonable discretion using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of the Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752-3(a)(3) of the Regulations, the Members’ interests in the Company Profits shall be deemed to be in proportion to their respective Percentage Interest (based on the Total Outstanding Units) or in alternative proportions which the Board of Managers deems appropriate to maximize consistency between Company allocations and the tax basis of the Members in their respective Units.

(d) The tax allocation provisions of Section 4.1 are based on the Member’s belief that all Loans made to the Company by the Lender are properly characterized as loans for federal income-tax purposes. If the Loans are required to be recharacterized as equity, the Members shall revise Section 4.1 to ensure that their distributive shares of the Company’s income, losses, and other tax items are determined in accordance with their interests in the Company, determined by taking into account all the facts and circumstances, as required under Code Section 704(b).

ARTICLE V

DISTRIBUTIONS

5.1 Distributable Cash Flow to Pay Indebtedness; Members and Tax Distributions.

(a) Subject to paragraph (c) below, Distributable Cash Flow attributable to each calendar quarter, if any (a “Distributable Amount”), shall be distributed by the Company within ten (10) days following the end of each calendar month (or within one (1) business day after the balance in the Proceeds Account exceeds $100,000, if earlier) in the following order:

(i) First, to Lender, until Lender has received an amount equal to the Advances corresponding to each Investment for which a Liquidation has been received by the Company during the prior ninety (90) day period;

(ii) Next, to Lender in the amount equal to nine percent (9%) of the amount paid to Lender under Section 5(a)(i), above; provided, however, that the cumulative amount paid to Lender under this Section 5(a)(ii) may not exceed the aggregate amount of all Overhead Advances made prior to such distribution (the “Claim Overhead Allocation”). In no event shall PLF be liable for repayment of any Overhead Advances except as set forth in Paragraph 13.1; and

(iii) Next, to each Member in accordance with such Member’s Percentage Interest in the Company.

(b) In the event that any Investment is not fully recovered upon Liquidation, including any Write Down or Write Off, an amount equal to 20% of such Loss shall be deducted from the next available Distributable Amounts payable to PLF (the “PLF Loss Allocation”) and such amounts shall be paid over to the Lender. The PLF Loss Allocation shall be deducted from each subsequent distributable amount payable to PLF until the PLF Loss Allocation, with respect to such Investment, has been paid in full. In no event shall PLF be personally liable for any Loss, Write Off or Write Down, except as otherwise expressly provided herein. For illustration purposes only, examples of the operation of this Section 5.1(b) are set forth on Schedule 5.1(b).

(c) Intentionally Deleted

(d) From the Distributable Amount, the Board of Managers shall cause the Company to make Distributions to each Member prior to the due date of such Member’s quarterly (or such other time period as is established by the Board of Managers from time to time) estimated tax payments an amount equal to such Member’s Presumed Tax Liability (a “Tax Distribution”). The Board of Managers, in its sole discretion, may adjust any Tax Distributions to a Member in order to take into account the type of income allocated and any net losses or credits currently or previously allocated to such Member that may offset taxable income for the current (or just completed) Fiscal Year and the amount of any such Tax Distribution may be reduced for any required withholdings. Any Tax Distributions pursuant to this Section 5.1(d) shall be deemed an advance against the next Distribution or Distributions to the applicable Member and shall reduce, dollar for dollar, any future amounts otherwise distributable to such Member pursuant to this Section 5.1.

(e) In the event that the aggregate Liquidation Amount received by the Company during the term of this Agreement is less than the aggregate of the Annual Advances pursuant to Section 3.9, 100% of such loss shall be borne by ASFI. Notwithstanding Section 5.1(b) above, in the event that there is a recovery of any Investment which has been the subject of a Write Off, the amount of such recovery shall first be paid to PLF, until all PLF Losses have been fully recovered for such Investment, and the balance of such recovery, if any, shall be paid in accordance with Section 5.1(a)(i)-(iv) above.

(f) In the event that the Company or any Member is required by (i) any applicable Law, or (ii) a final non-appealable order of any court of competent jurisdiction to return or reimburse any Person who made payments to the Company in connection with the Business, then such Loss shall be shared proportionately in accordance with the Percentage Interest of the Members at the time of such payments.

(g) Notwithstanding anything to the contrary in this Section 5.1, the Company shall distribute the Life Insurance Proceeds, as defined in Section 6.16(a), below first to repayment of Loans in accordance with Section 5.1 (a) and (b), treating the earliest Investments not yet Liquidated as if Liquidated until the Life Insurance Proceeds have been exhausted, and then, to the Members in accordance with their Percentage Interest. The proceeds from those Liquidations for which Investments have previously been repaid with the Life Insurance Proceeds shall be distributed to the Members in accordance with their Percentage Interest.

5.2 Distributions of Capital Transaction Proceeds. Capital Transaction Proceeds shall be distributed to the Members within a reasonable time following the Capital Transaction to which the Capital Transaction Proceeds relate in accordance with each Member’s Percentage Interest in the Company and the priorities for distribution established in Section 5.1 herein.

5.3 Distributions in Kind. Distributions of Company Property may be made in cash or in kind as determined by the Board of Managers. Immediately prior to any Distribution in kind, the Gross Asset Value of the Company Property to be distributed shall be adjusted by the Board of Managers in its sole discretion as to the correct Gross Asset Value of such Company Property, as provided in the definition of Gross Asset Value. After such determination of the Gross Asset Value of the Company Property to be distributed and immediately upon the Distribution of such Company Property, such Company Property shall be deemed to have been sold for its Gross Asset Value on the date of Distribution, the deemed proceeds of such constructive sale shall be deemed to constitute an amount of Distributable Cash Flow, such Company Property shall be distributed accordingly to the Members in accordance with the order and priority set forth in Section 5.1, and such amount of constructive Distributable Cash Flow shall thereafter be deemed to have been distributed to the Members pursuant to Section 5.1 for all purposes of this Agreement.

5.4 Distributions Upon Liquidation. If all or substantially all of the assets of the Company are sold or otherwise transferred in connection with a liquidation of the Company, or if the Company is otherwise liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) or dissolved pursuant to Article X, the assets of the Company shall be distributed through the procedures outlined in Article X in the following order and priority:

(a) First, to payment of the debts and liabilities of the Company, including any Loans, in the order of priority provided by law, provided that the Company shall first pay, to the extent permitted by law, liabilities with respect to which any Member is or may be personally liable.

(b) Second, to payment of the expenses of liquidation of the Company in the order of priority provided by law, provided that the Company shall first pay, to the extent permitted by law, liabilities or debts owed to Members.

(c) Third, to the setting up of such reserves as the Board of Managers, in its sole discretion, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business of the Company, provided that any such reserve will be held by the Company for the purposes of disbursing such reserves in payment of any of the aforementioned contingencies and at the expiration of such period as the Board of Managers shall deem advisable in its sole discretion (but in no case to exceed eighteen (18) months from the date of liquidation unless an extension of time is consented to by all of the Members), to distribute the balance thereafter remaining in the manner hereinafter provided.

(d) Fourth, the balance of the proceeds, if any, shall be distributed on or before the later of (i) the end of the Fiscal Year during which such liquidation occurs, and (ii) ninety (90) days after the date of such liquidation, to the Members in accordance with their positive Capital Account balances, and any balance of the proceeds shall be distributed to the Members in accordance with their Percentage Interest (i.e., 80% to ASFI and 20% to PLF).

5.5 Certain Capital Transaction Proceeds. The Members agree to share proceeds (whether cash, property, or a combination of cash and property) attributable to a Capital Transaction which gives rise to a Change of Control of the Company in the same manner as such Members would share in a Distribution by the Company to the Members in complete liquidation, within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and in accordance with the provisions of Section 5.4.

ARTICLE VI

MANAGEMENT OF THE COMPANY; RIGHTS AND DUTIES OF MEMBERS AND MANAGERS

6.1 Management by the Board of Managers.

(a) The Company shall be managed by one or more Managers of the Company who shall comprise the Board of Managers. Each of the Members may appoint two (2) Managers to the Board of Managers from time to time in its sole discretion. Such Manager may, but is not required to be, a Member of the Company or a representative, officer, director, employee or other manager of a Member of the Company. The Managers initially appointed by the Members and comprising the Board of Managers are set forth on Schedule 6.1 attached hereto. The Managers shall continue to serve as Managers of the Company until removed or replaced by the Members in accordance with Section 6.15 hereof. Any succeeding Manager or Managers shall hold office until a successor shall be elected and qualified.

(b) The Members, in their capacity as Members, shall not and may not take part in the management of the Company’s business. The Members shall not have the right to vote or otherwise consent or withhold consent except with respect to such matters as are expressly stated in this Agreement.

(c) Any Person who or which is admitted as a Member after the date of this Agreement shall have such rights to manage the Company as is determined by the existing Members.

(d) No Manager shall be entitled to receive compensation for his, her, its or their service as a Manager hereunder.

6.2 Meetings.

(a) The Members may, but are not required to, establish a regular meeting schedule. Any such meeting shall be held at such time and place as designated by the Members.

(b) The Board of Managers may at any time call a meeting or a vote of the Members. In addition, the Board of Managers shall call for a meeting or vote, and give written notice thereof, within ten (10) days following receipt of written request therefor from any of the Members. The Board of Managers shall mail, postage-paid, first-class, written notice of any such meeting or vote to all Members of record as of the date of the mailing and to the most recent addresses shown on the records of the Company. Such notice shall include the purpose or requested purpose of such meeting or vote. Any such meeting or vote shall be held not less than fifteen (15) days but not more than sixty (60) days following the mailing of the notice. All expenses of the meeting or vote and of notice thereof shall be borne by the Company. The costs of attending the meeting incurred by any Member shall be borne by such Member.

(c) At such time as there is more than one individual serving as Manager hereunder, meetings of the Board of Managers may be held on such dates, at such times and at such locations as the Managers shall from time to time determine, taking into account the convenience of all parties. The Managers may participate in any meeting of the Board of Managers by means of telephone conference call or similar communications equipment so long as all individuals participating in the meeting can hear each other simultaneously.

6.3 Voting.

(a) Each Manager shall have one (1) vote. At such time as there is more than one Person serving as Manager hereunder, any action by the Board of Managers shall require the approval of a majority of the votes cast at a meeting of the Board of Managers held in accordance with this Article VI. Notwithstanding the foregoing sentence, the Board of Managers may act without a meeting by unanimous written consent.

(b) Unless otherwise specifically required by this Agreement or by applicable law, all decisions to be made and actions to be taken by the Members shall be determined by the affirmative vote of at least a majority of all the issued and outstanding Units owned by the Members. Each Member shall have one (1) vote for each Unit held by such Member on any matter being considered by the Members. Such vote or votes, as the case may be, shall be cast: (i) at a meeting, in person, by written proxy, or by a signed writing directing the manner in which he, she or it desires that such vote shall be cast, which writing must be received by the Board of Managers prior to such meeting; or (ii) without a meeting, by a signed writing directing the manner in which he, she or it desires that such vote or votes be cast, which writing must be received by the Board of Managers prior to the date upon which the votes of the Members are to be counted. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by the Members. Any action which may be taken by Members at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Members that would otherwise be entitled to vote at a meeting of the Members. Any such consent may be signed in counterpart.

(c) Any Member who is admitted as a Member subsequent to the date of this Agreement shall have such voting rights as is determined by the existing Members.

6.4 The Management Powers of the Board of Managers/Deadlock Procedures.

(a) Except for powers expressly delegated to the Members or other Persons in this Agreement, the Board of Managers shall have the full, exclusive, and absolute right, power and authority to manage and control the Company and the property, assets, and business thereof. The Board of Managers shall have all of the rights, powers, and authority conferred upon it by law or under other provisions of this Agreement. Accordingly, the Board of Managers, acting by unanimous vote, shall have the following powers, unless otherwise specifically restricted in this Agreement or by applicable law:

(i) enter into, make and perform contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company, including entering into any agreement to lease real or personal property, and make all decisions and waivers thereunder;

(ii) subject to the provisions of Section 7.7 hereof, open and maintain bank and investment accounts and arrangements, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instruction with respect to those accounts and arrangements;

(iii) purchase or lease real estate for the business of the Company and make improvements to real estate purchased or leased by the Company;

(iv) purchase, lease, rent, or otherwise acquire or obtain the use of machinery, equipment, tools, materials, and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient, or advisable in connection with carrying on the business of the Company;

(v) make any Distributions of Distributable Cash Flow to the Members in accordance with the provisions of Article V hereof;

(vi) borrow money, issue evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend, or change the terms of, or extend the time for the payment of, any indebtedness or obligation of the Company, and secure such indebtedness by mortgage, deed of trust, pledge, or other lien on Company assets;

(vii) determine an annual budget for each Fiscal Year of the Company and pay all expenses incurred in connection with the Company, as hereinafter set forth in this Agreement; provided, however, that the annual budget for the initial Fiscal Year of the Company shall be determined by the parties on or prior to the date of this Agreement and shall be attached hereto as Schedule 6.4(a)(vii);

(viii) sell, exchange, lease, or otherwise dispose of Company Property, or any part thereof, or any interest therein;

(ix) sue on, defend, or compromise any and all claims or liabilities in favor of or against the Company; submit any or all such claims or liabilities to arbitration; and confess a judgment against the Company in connection with any litigation in which the Company is involved;

(x) file applications, communicate and otherwise deal with all governmental agencies having jurisdiction over, or in any way affecting, the Company Property or any part thereof or any other aspect of the Company’s business;

(xi) make or revoke any election permitted the Company by any taxing authority;

(xii) maintain such insurance coverage for or against risks, protection and indemnity, public liability, fire, and casualty losses, and any and all other insurance necessary or appropriate to the business of the Company, including insurance for any Member and the officers of the Company (if any), in such amounts and of such types as the Board of Managers shall determine from time to time;

(xiii) determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv) retain legal counsel, auditors, and other professionals in connection with Company business and to pay therefor such remuneration as the Board of Managers may deem reasonable and proper;

(xv) change the Business of the Company or amend the Underwriting Guidelines annexed hereto as Schedule 6.18.;

(xvi) hire employees in connection with the Company business and to pay therefor such remuneration as the Board of Managers may deem reasonable and proper;

(xvii) negotiate and conclude agreements on behalf of the Company with respect to any of the rights, powers, and authority conferred upon the Board of Managers;

(xviii) guarantee the payment of money or the performance of any contract or obligation by any Person on behalf of the Company;

(xix) alter, improve, repair, raze, refurbish, and rebuild property leased by the Company;

(xx) redeem or repurchase Units on behalf of the Company if such purchase does not impair the capital of the Company or the operation of the Company’s business;

(xxi) collect sums due to the Company;

(xxii) borrow money to further the purposes of the Company, and secure such loans by mortgage liens on the Company Property and, to the extent that funds of the Company are available therefore, pay debts and obligations of the Company;

(xxiii) select, remove, and change the authority and responsibility of architects, lawyers, accountants, trade contractors, realtors, and such other advisers and consultants as shall further the business of the Company, including entering into agreements with any Member or any Affiliates of the Members;

(xxiv) maintain the assets of the Company in good order and otherwise provide all accounting and record keeping duties on behalf of the Company; provided, however, that so long as PLF is a Member of the Company, PLF (or such other Person as is appointed as a Manager by PLF in accordance with Section 6.1(a) hereof) shall be solely responsible for performing such accounting and record keeping duties and the costs of performing such duties shall be included in any annual budget of the Company hereunder;

(xxv) establish a seal for the Company; and

(xxvi) perform any and all other acts the Board of Managers may deem necessary or appropriate to the Company’s business.

(b) If, at two successive meetings of the Board, the Directors are unable to reach a decision by the required vote regarding a Fundamental Issue submitted for consideration by the Board at such meetings (a “Deadlock”), the Board shall refer the matter subject to the Deadlock to the Members, who shall attempt to resolve such matter within twenty (20) Business Days after referral to them of the Deadlock (or, if mutually agreed by the Members, a longer period of time). Any resolution unanimously agreed to by the Members shall be final and binding on the Company and the Members. During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement until such time as such Deadlock is resolved. If the Deadlock is with respect to the approval of the Company’s annual business plan or budget, the Company shall operate its business in accordance with the business plan or budget then in effect ;provided, that all monetary line items set forth therein shall be increased by five percent (5%) pending resolution of the Deadlock.

(c) If the Members are unable reach agreement as to a Fundamental Issue within the time period set forth in Section 6.4(b) above, (including any agreed extensions), the Deadlock shall be mediated (the “Mediation”) within fifteen (15) Business Days following the date a written request for mediation is made by a Member. The Mediation shall take place in New York, NY and shall be in English. The Mediation shall be conducted before a single mediator to be agreed upon by the Members. If the Members cannot agree on the mediator, each Member shall select a mediator and such mediators shall together unanimously select a third mediator (the “Neutral Mediator”) who will conduct the Mediation. Each Member shall bear the fees and expenses of its mediator and all the Members shall equally bear the fees and expenses of the Neutral Mediator. The single agreed or Neutral Mediator, as the case may be, shall use best efforts to amicably resolve the Deadlock within a reasonable period of time, using to the fullest extent practicable the terms of this Agreement and the documents and instruments executed in connection herewith as the underlying basis upon which to resolve such Deadlock, but if unable to do so, the decision of the single agreed mediator or of the Neutral Mediator, as the case may be, shall be rendered in the form of a written, reasoned statement of recommendations which shall be final and binding on the Company and the Members, enforceable in the same manner and to same effect as if an arbitration had been conducted under Section 14.5 below.

(d) Capitalized terms used in Paragraph 6.4 (b) shall have the meanings set forth below:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Deadlock” has the meaning set forth in Section 6.4 (b) (i).

“Fundamental Issue” means any of the following matters: (i) adopting or amending the Company’s certificate of formation, business plans and budgets; (ii) making a capital call or request for additional contributions to the Company; (iii) entering into a consolidation, reorganization, merger or sale of substantially all of the assets of the Company or any other similar transaction; (iv) initiating or settling any litigation or arbitration proceeding involving the Company in excess of $150,000; (v) retain legal counsel, auditors, and other professionals in connection with the Company’s Business; (vi) any proposed material change in the Business or any amendment to the Underwriting Guidelines annexed hereto as Schedule 6.18; or (vii) any material and fundamental dispute between the Managers relating to the operation of the Business;

“Mediation” has the meaning set forth in Section 6.4 (c).

6.5 Delegation of Authority and Duties.

(a) The Board of Managers hereby delegates to the Initial Officers (as defined below) the authority and duties enumerated in Sections 6.4(a). In addition, the Board of Managers may assign, in writing, offices or titles to any Person, including, without limitation, the offices or titles of President, Vice President, Secretary, Assistant Secretary, Treasurer, and Assistant Treasurer. The officers of the Company initially appointed by the Board of Managers are set forth on Schedule 6.5 attached hereto (the “Initial Officers” or “Officers” ). The Initial Officers shall be entitled to receive such compensation as is set forth on Schedule 6.5 and shall each enter into a consulting agreement in the form attached hereto as Exhibit C (the “Consulting Agreement”). The Initial Officers shall not be removed and the power and authority of such Initial Officers shall not be altered or diminished except with the unanimous written consent of the Members or as provided in the Consulting Agreement. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Person of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 6.5(a). Any number of titles may be held by the same Person. Any delegation pursuant to this Section 6.5(a) may be revoked at any time by the Board of Managers.

(b) Any Person dealing with the Company, other than a Member, may rely upon the authority of the Board of Managers or the Members or any officer designated in writing as such by the Board of Managers in accordance with Section 6.5(a) above in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

(c) Unless authorized to do so by this Agreement or by the Board of Managers, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose. However, the Board of Managers may act by a duly authorized attorney-in-fact.

6.6 Approval or Ratification of Acts or Contracts by Members. The Board of Managers, in its sole discretion, may submit any act or contract for approval or ratification at any annual meeting of the Members or any special meeting of the Members called for the purpose of considering any such act or contract.

6.7 Limitations on Authority of the Board of Managers. Notwithstanding any other provision of this Agreement to the contrary, without the unanimous consent of all Members, the Board of Managers shall not have the right or power to take any of the following actions:

(a) do business of the Company in any jurisdiction or political subdivision in which the Company has not previously taken such steps as may be necessary to assure for the Members the same limited liability as is provided for the Members under the Act;

(b) do any act in contravention of this Agreement or the Act;

(c) commingle funds of the Company with funds of any other Person;

(d) do any act, or refrain from doing any act, which would cause the Company to be characterized for purposes of the Code as anything other than a partnership;

(e) sell, assign or otherwise transfer all or substantially all of the assets of the Company to any Person; or

(f) do any other act which the Act specifically requires to be approved by all of the Members; provided, however, that to the extent the provisions of the Act may be varied by agreement of the Members, the provisions of this Agreement providing for less than unanimous approval of the Members shall be fully operative.

6.8 Right of Third Parties to Rely on Authority of the Board of Managers. Notwithstanding any provision of this Agreement to the contrary, no seller or purchaser, including, without limitation, any purchaser of property or assets of the Company, shall be required to look to the application of proceeds hereunder or to verify any representation by the Board of Managers or the Board of Managers’ attorney-in-fact as to the extent of the interest in the assets of the Company that the Board of Managers are entitled to acquire, sell, or otherwise use, and any such Person shall be entitled to rely exclusively upon the representations of the Board of Managers as to the Board of Managers’ authority to enter into such purchase or sale arrangements and shall be entitled to deal with the Board of Managers as if it was the sole party in interest therein, both legally and beneficially. Each Member and assignee hereby waives any and all defenses or other remedies that may be available against any such seller, purchaser, or other Person to contact, negate, or disaffirm any action of the Board of Managers in connection with any such sale or purchase. In no event shall any Person dealing with the Board of Managers or the Board of Managers’ representative with respect to any business or property of the Company be obligated to ascertain that there has been compliance with the terms of this Agreement, and each such Person shall not be obligated to inquire into the necessity or expedience of any act or action of the Board of Managers or the Board of Managers’ representative; and every contract, agreement, deed, or other instrument or document executed by the Board of Managers or the Board of Managers’ representative with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (a) at the time of the execution or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and (c) the Board of Managers or the Board of Managers’ representative was duly authorized and empowered to execute and deliver any such instrument or document for and on behalf of the Company.

6.9 Duty to Devote Time. Each Member and Manager shall devote such time and attention to the business of the Company as is sufficient, in his, her or its reasonable discretion, to fulfill such Member’s or Manager’s duties and obligations hereunder or as reflected in any employment, consulting or other similar agreement between the Company and such Member or Manager. The Initial Officers shall devote their full time and attention to the Business, except as otherwise provided in the Consulting Agreement for a period of thirty (30) months following the date hereof, after which, the Initial Officers shall be required to devote such time and attention to the Business as is necessary and appropriate to fulfill the obligations of the PLF Parties hereunder.6.10

6.10 Dealing with the Company. The Members and any Affiliates shall have the right to contract or otherwise deal with the Company for the sale or lease of property or goods, the rendition of services, and for all other purposes, and to receive payments and fees from the Company in connection therewith as the Board of Managers shall determine, provided that such payments and fees are comparable to the payments and fees that would be paid to unrelated Persons providing the same property, goods, or services to the Company.

6.11 Liability for Acts or Omissions. To the extent not inconsistent with applicable law, no Member or Manager, nor such Member’s or Manager’s employees, agents, representatives, affiliates, heirs, executors, administrators, successors, or assigns, shall be liable, responsible, or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act on behalf of the Company within the scope of the authority conferred upon the Member or Manager by this Agreement or by law, so long as the Member or Manager has acted in furtherance of a good faith belief that such course of conduct was in the best interest of the Company and said conduct did not constitute gross negligence, gross misconduct, fraud, breach of fiduciary duty, or a breach of this Agreement.

6.12 Fiduciary Duty of a Member. Each Member shall have fiduciary responsibility for the safekeeping and use of all Company Property, whether or not in such Member’s immediate possession or control, and such Member shall not employ or permit another to employ such Company Property in any manner, except for the benefit of the Company.

6.13 Best Efforts. Each Member and Manager warrants and represents to the remaining Members that at all times throughout the term of this Agreement such Member or Manager will use such Member’s or Manager’s best efforts, acting as a fiduciary on behalf of the Members: (a) to perform or cause to be performed such Member’s or Manager’s obligations under this Agreement and all other agreements and documents executed in furtherance of or in connection with this Agreement, and (b) to do or cause to be done all things necessary or proper within such Member’s or Manager’s power or control to protect the rights of the Members.

6.14 Reserves. The Company shall maintain reasonable reserves for normal repairs, replacement, Working Capital, and contingencies, which may be increased or decreased as determined by the Board of Managers in the Board of Managers’ sole discretion.

6.15 Removal of the Managers. A Manager then serving may be removed at any time, with or without cause, by the Member who or which appointed such Manager in accordance with Section 6.1 hereof. If the Manager removed hereunder is then a Member, the removal of such Manager shall not affect such Person’s rights as a Member and shall not constitute a withdrawal of the Member. No Member may remove a Manager appointed by the other Member, except as may be required by Law or Court Order.

6.16 Insurance.

(a) The Company (or the Members) shall have the right to purchase key man insurance on the lives of the Officers. If the Company purchases such insurance, it shall name itself as a beneficiary of such insurance, and, the proceeds therefrom, if any, (the “Life Insurance Proceeds”) after reserving such sums as the Board of Managers deems reasonably necessary in order to engage and properly compensate a fully qualified executive to succeed the deceased Officer, shall be used to first to reduce the outstanding balance of the Loans starting with, and relating to, the earliest dated Investments and Overhead Advances in connection with such Investments in the manner provided in Section 5.1(g) hereof.

(b) The Company shall obtain and maintain the following insurance coverage, with the cost of such coverage being considered an Expense pursuant to this Agreement:

(i) Comprehensive general liability including personal injury, discrimination, products and completed operations liability, blanket contractual liability, advertising liability, and automobile liability, including owned, non-owned or hired vehicles; having not less than $2,000,000 combined single limit coverage for personal injury or death of any one person, for personal injury or death of two or more persons in any one occurrence, and for damage to property resulting from any one occurrence. All such policies shall name ASFI as an additional insured and contain a waiver of subrogation in favor of ASFI.

(ii) Fidelity insurance, and money and securities insurance on a blanket basis covering the Company and all employees of the Company and PLF and its Affiliates who have access to or are responsible for the handling of Advances and proceeds therefrom, in an amount in no event less than $5,000,000.

(iii) In addition, for all employees of PLF, PLF shall obtain and maintain, with the cost of such insurance being considered an Expense under this Agreement Workers’ Compensation in statutory amounts and Employers’ Liability coverage with limits of liability of not less than $1,000,000 and such similar insurance as may be required by applicable Laws for an employer to possess. PLF shall cause PLF, the Company and their Affiliates to at all times comply with all applicable Laws.

(c) All insurance policies referenced herein shall be written with insurance companies with an A.M. Rating of “A- VIII” or better and authorized in the State of New York.

(d) The cost of all insurance in this Section 6.16 shall be included in the overhead expenses of the Company.

(e) ASFI will use its best efforts to have all Managers and Officers of the Company covered under the directors and officers liability insurance policies of Asta, now or hereafter issued to the Asta Parties with the additional cost to procure same to be borne by the Company as an overhead expense.

6.17 PLF License.

(a) Effective as of the date of this Agreement, PLF hereby grants to the Company, ASFI and Lender (collectively, the “Licensees”) a worldwide, exclusive, fully paid up and royalty free right and license to use the “Marks” (as defined below) solely in connection with the business of the Company. For purposes of this Agreement, the term “Marks” means the name “Pegasus,” “MyLaw Funds,” the domain name www.mylawfunds.com and any variations thereof, together with any and all intellectual property rights associated therewith, any applications, registrations and continuations that may be filed by PLF or the Licensees from time to time, and any rights related thereto or arising therefrom. To be clear, all Purchase Agreements will be executed in the name of the Company and not PLF.

(b) PLF represents and warrants to ASFI that to the best of PLF’s knowledge: (i) it owns the Marks, free and clear of all liens, claims and encumbrances, (ii) the use of the Marks by PLF and the Licensees does not violate any third parties rights or give rise to any third party claims against the Company and its Members; (iii) PLF shall promptly file and obtain all appropriate federal trademark and tradename registrations so as to permit the unfettered use of said Marks by and in connection with the Business.

(c) The Company and the Licensees agree that they shall not use the Marks except for the purpose of engaging in the Business of the Company hereunder. Upon any liquidation or dissolution of the Company, (i) the license granted to the Licensees hereunder shall immediately and automatically terminate, (ii) the Company and the Licensees shall immediately cease using the Marks and shall terminate any fictitious name filings used by the Company and the Licensees that contain the word “Pegasus” or any variations thereof in any jurisdiction in which the Company conducts business, and (iii) the Company and the Licensees shall promptly amend their certificates of formation or other incorporating document to change their names to a name not containing the word “Pegasus” or any variation thereof.

(d) Neither PLF or the Company may use the name or logo of Asta or its Affiliates or any abbreviation or adaptation thereof, in any advertising, trade display, or published statement or press release, or for any other commercial purpose, without prior written consent of Asta.

6.18 Underwriting Guidelines. At all times during the existence and in connection with the operations of the Company, the Company covenants and agrees to comply with the underwriting guidelines to be agreed to in writing by the Board of Managers (the “Underwriting Guidelines”), as such Underwriting Guidelines may be amended by the Board of Managers from time to time. PLF acknowledges and agrees that the Company and PLF shall at all time comply with all applicable Laws in the conduct of the Business.

6.19 PLF Business Contacts. The PLF Parties have advised the Asta Parties that PLF maintains a list of approximately three hundred (300) attorneys, brokers, referral sources and others used by PLF in connection with the PLF Business and which PLF intends to use in connection with the Business (the “PLF Referral List”). The PLF Referral List shall be deemed calculated based upon actual referral sources of PLF determined immediately prior to the date hereof . The PLF Referral List shall not include trade organization or other organizations or industry groups The PLF Referral List (to be extent disclosed, if at all by the PLF Parties to the Asta Parties) shall be deemed the confidential and proprietary information of PLF (the Referral List and all other confidential and proprietary information of PLF, hereinafter the “PLF Information”). The Asta Parties shall not use, directly or indirectly, or otherwise disclose the PLF Information, which it may receive during the Term, to any party for any reason during the Term or thereafter, subject only to Sections 6.22 (b) and (c) below. This provision shall be deemed a Survival Obligation.

6.20 PLF Portfolio. PLF covenants and agrees to use its good faith efforts in order to facilitate the Company’s purchase of PLF’s existing portfolio of personal injury claims (the “PLF Claims Portfolio”) from PLF or its equity owners, as applicable, within fourteen (14) business days after the date of this Agreement and at a price that is optimally favorable to the Company. ASFI and PLF acknowledge and agree that as of the date of this Agreement, the PLF Claims Portfolio maintains a face value of approximately Six Million Dollars ($6,000,000). PLF makes no warranty or representation that it will be able to obtain for sale all or any portion of the PLF Claims Portfolio however, PLF will use its best efforts to facilitate the sale of the PLF Claims Portfolio to ASFI.

6.21 Option to Purchase PLF Interest.

(a) Subject to the terms and conditions hereof and provided the Asta Parties are not then in breach of this Agreement, the PLF Members each hereby grant to ASFI the right and option (the “Option”) to purchase fifty percent (50%) of their respective PLF membership interests, which, membership interests, in the aggregate, equal 50% of the equity ownership of PLF, (such aggregate membership interests of the PLF Members comprising the Option, hereinafter the “PLF Interest”), on a fully-diluted basis at the Exercise Price. The Option shall not be assigned without the prior written consent of the PLF Members, except that ASFI may assign the Option to an Affiliate without the PLF Members consent.

(b) ASFI may exercise the Option to purchase all, but not less than all, of the PLF Interest, by written notice duly given to the PLF Members in care of PLF not later than eighteen (18) months following the date of this Agreement (the “Option Period”). The date of notice of the exercise of the Option may be hereinafter referred to as, the “Exercise Date.” The Option shall expire without notice (i) if not exercised within the Option Period; (ii) if Closing, as defined below, does not occur within sixty (60) days after the Exercise Date by reason of the failure of the PLF Members to comply with the provisions hereof; or (iii) upon termination of this Agreement, unless notice of exercise of the Option by ASFI is given at least sixty (60) days prior thereto.

(c) The purchase price payable for the PLF Interest shall be determined within thirty (30) days following the date of this Agreement with ASFI having up to 18 months from the date hereof in its sole discretion as to whether it shall exercise the Option which shall be calculated as follows (the “Exercise Price”):

(i) ASFI shall appoint one valuation expert in order to determine the Pre-Money Valuation (the “ASFI Valuation Expert”);

(ii) PLF shall appoint one valuation expert in order to determine the Pre-Money Valuation (the “PLF Valuation Expert”);

(iii) the ASFI Valuation Expert and the PLF Valuation Expert shall jointly select a third (3rd) independent valuation expert who shall likewise determine the Pre-Money Valuation of PLF; and

(iv) the foregoing experts may be collectively referred to herein as, the “Experts”. The median of the Pre-Money Valuations of the Experts shall be final and binding on the parties in determining the Exercise Price. All fees of the Experts shall be paid solely by ASFI; provided, however, if ASFI exercises the Option, then one-half of the fees of the Experts will be deducted from the Exercise Price.

(d) Pre-Money Valuation shall mean the fair market value of PLF on the Effective Date taking into consideration the value of the PLF Claims Portfolio, but only to the extent that the PLF Claims Portfolio has not been purchased by the Company as of the date of the Appraisal Reports.

(e) Copies of the reports of the Experts (the “Appraisal Reports”) shall be delivered to the parties promptly following completion thereof.

(f) Promptly following the Exercise Date, but in no event more than sixty (60) days thereafter, ASFI shall complete the closing of the purchase under the Option by executing with PLF and the PLF Members the documents set forth below and tendering payment of the Exercise Price in the manner specified below (the “Closing”):

(i) a Membership Purchase Agreement containing customary representations, warranties and indemnities at which time one half (1/2) of the Exercise Price will be paid in cash or via wire transfer by ASFI to each of the PLF Members; and

(ii) a form of Operating Agreement for PLF containing customary buy/sell restrictions and limitations and a provision that ASFI shall be entitled to appoint its pro rata share (based on the percentage interest of ASFI in PLF following the Exercise Date) of PLF’s board of directors, managers or other representatives.

(g) Effective on the Exercise Date, the Percentage Interest set forth on Schedule 3.1 hereof shall be immediately adjusted (and the corresponding Units of PLF thereon shall be increased) without notice or action of any kind and this Agreement shall be deemed amended accordingly, as follows:

(i) ASFI Percentage Interest—(50%); and

(ii) PLF Percentage Interest—(50%).

6.22 Confidential Information. The provisions of this Section 6.22 shall be deemed Survival Obligations.

(a) Securities Law Restrictions. Certain of the information contained in the Confidential Information provided by Asta may constitute material non-public information under United States federal securities laws, and the United States federal securities laws prohibit any person who has received material non-public information relating to a publicly-traded company from purchasing or selling securities of such company, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. Accordingly, until such time as any such Confidential Information provided by Asta has been adequately disseminated to the public, the Pegasus Parties shall not purchase or sell any securities of Asta or communicate such information to any other person. Unless required by law, neither PLF nor its Affiliates shall issue or make any press release or other public announcement of this transaction without Asta’s express prior written consent, except to its accountants, attorneys and advisors. PLF acknowledges that ASFI, as a subsidiary of a public company will be required to make certain public disclosures as required by Law. In the event such disclosure may require disclosure of PLF Information, PLF and its counsel shall be consulted with respect to same and best efforts shall be made by the Asta Parties to obtain confidential treatment for such PLF Information by the U.S. Securities and Exchange Commission, with Asta’s costs related thereto to be borne by PLF.

(b) Each Member acknowledges and agrees that such Member’s relationship with the Company is one of high trust and confidence and that as a result of his, her or its ownership of the Units, such Member may have access to sensitive or confidential information and trade secrets of the Company relating to its business affairs, products, services, research, sales methods, and other aspects of its operations (collectively, “Confidential Information”). Each Member further acknowledges and agrees that the Company has a legitimate interest in protecting such Confidential Information. Each Member agrees that such Member and all Affiliates of such Member, whether or not a signatory to this Agreement, shall not disclose, use or otherwise exploit, for his, her or its own benefit or the benefit of any other Person, at all times while a Member and for a period of one (1) year thereafter, except with the written consent of the Board of Managers, any Confidential Information obtained by such Member, whether in written form, electronic form or otherwise; provided, however, either party may continue to engage in the Business without limitation or restriction of any kind in the event that this Agreement is terminated. The Asta Parties hereby acknowledge and agree that to the extent that PLF or the PLF Members utilize PLF Information in conducting the Business, such PLF information shall be retained in strictest confidence by the Asta Parties in the same manner as the Confidential Information which shall likewise be subject to the same restrictions on use and disclosure as contained herein as applicable to Confidential Information. Confidential Information shall not include information which the Asta Parties or their Affiliates or the PLF Parties or their Affiliates obtain while conducting their business which relates directly or indirectly to the Business other than that information obtained by, or on behalf of, the Asta Parties which is the PLF Information.

(c) The obligation of the Asta Parties and the PLF Parties to maintain such Confidential Information and the PLF Information in confidence shall not apply to any information supplied which a Member can demonstrate:

(i) is or lawfully becomes public information through no fault of the Member, its Affiliates or its employees or associates;

(ii) is required to be disclosed by court order or government agency; provided, however, that the parties shall provide prompt advance notice of any such requirement so that the affected party may have an opportunity to obtain a protective order or otherwise seek to legally protect its Confidential Information from such disclosure;

(iii) is fully known to the Member prior to its receipt; or

(iv) is received by the Member from a third party who received it lawfully and without restriction; or

(v) is independently developed by the Member without reference to the Confidential Information.

All Confidential Information is and shall remain the exclusive property of the Company. All PLF Information shall remain the exclusive property of PLF.

6.23 Non-Compete; Non-Circumvent.

(a) During the Term of this Agreement, unless otherwise agreed in writing by the Board of Managers, neither PLF nor the PLF Members (collectively, the “PLF Parties”) shall own, operate, manage, compete, derive revenue, make investments or receive compensation of any kind or provide services to, or be an employee or member of, or own an interest in, or be a proprietor, owner, partner, stockholder, director, officer, employee, consultant, agent or representative of, an individual, corporation, limited liability company, partnership or other legal entity, which owns, operates, manages, or provides services to, either directly or indirectly, any business which is a Restricted Business in the continental United States during the period in which PLF is a Member of the Company. For purposes of this Agreement, the term “Restricted Business” shall mean any business which is the same as the Business.

(b) Subject to the terms of Section 6.23(c) hereof, nothing contained in Section 6.23(a) shall: (i) prohibit the PLF Parties making investments in any entity whose securities are regularly and publicly traded on a stock exchange or quotation system, provided that such investments shall not result in such Member owning beneficially at any time more than five percent (5%) of the equity securities of any entity which is a Restricted Business; or (ii) prohibit PLF from the management and administration of the PLF Claims Portfolio or any other business in which PLF or which either of the PLF Members is currently engaged, namely a real estate rental business;

(c) It is understood that Alperovich and Khanas have agreed to devote their full time and attention to further the Business and that they shall not conduct any other business endeavors during the term of the Consulting Agreement and this Agreement, except as otherwise expressly permitted in this Agreement or the Consulting Agreement.

(d) Nothing contained in this Agreement shall prohibit the Asta Parties and their Affiliates from pursuing any and all business opportunities, whether competitive to the Business or otherwise; provided, however, during the Term and provided the PLF Parties are not then in breach of this Agreement, the Consulting Agreements or the Loan Documents, , the Asta Parties shall not directly or indirectly invest or participate in any business competitive to the Business (an “Acquisition”), unless during the Term they provide PLF the right and option of first refusal to participate as an investor (the “ROFR”) in an amount up to twenty percent (20%) of the Asta Parties’ financial commitment to the Acquisition. PLF must obtain ASFI’s reasonable consent to have any third party investor other than institutional lenders, venture capital and private equity funds as its partner or capital source with ASFI having the right to consent, which consent shall be reasonable, to any third party investor, including any high net worth individuals, that may participate with PLF subject further to PLF not be permitted to obtain funding from a competitor of Asta or the Business. The Asta Parties or their Affiliates, as the case may be, shall provide PLF with prompt written notice of the terms and conditions of the proposed transaction and a reasonable opportunity to exercise the ROFR, for a period of no more than sixty (60) days. Alperovich and Khanas shall participate in the management of the Acquisition either as directors or senior executives, unless the Acquisition conducts business in substantially the same geographic area as the Company, in which event, the Asta Parties shall only be required to use best efforts to enable Alperovich and Khanas to participate in such management. The Company and the PLF Parties shall not service or manage the investments or portfolios of investments for an Acquisition.

(e) Notwithstanding the foregoing Section 6.23(d) above, the Asta Parties and the PLF Parties agree that they shall not, at all times during the Term, (i) refer any potential Investments or portfolios of potential Investments (collectively, the “Opportunities”) to any party other than the Company or (ii) fund Investments or portfolios of Investments other than through the Company in accordance with the terms set forth herein.

(f) PLF agrees that during the Term, it shall not solicit, source, request, enter into agreements for or otherwise obtain any funding for the purchase of Investments or portfolios of Investments except through the Company and the Asta Parties.

(g) During the Term, the Company shall service and manage the Opportunities procured by the Asta Parties and the PLF Parties whenever practicable at cost, which shall be apportioned, wherever possible, from the existing annual budget of the Company so as to properly allocate expenses between the Company’s operations and the cost of managing the Opportunities. To the extent that the cost of managing the Opportunities is likely to exceed the then current annual budget of the Company, in the reasonable judgment of PLF, ASFI shall provide additional Overhead Advances to be mutually agreed upon by the parties hereto. In no event shall PLF participate in the profits derived from any Opportunities procured solely by the Asta Parties, unless and to the extent agreed in writing by ASFI.

(h) Notwithstanding anything to the contrary in this Agreement, the PLF Parties shall offer to ASFI any business opportunities outside the scope of the Business, including but not limited to funding for letters of protection, (the “Non-Business Opportunities”) which become available to the PLF Parties upon the same profit and loss split as provided herein (80% to ASFI-and 20% to PLF). PLF must obtain ASFI’s reasonable consent to have any third party investor other than institutional lenders, venture capital and private equity funds as its partner or capital source with ASFI having the right to consent to any third party investor that may participate with PLF, including any high net worth individuals, subject further to PLF not being permitted to obtain funding from a competitor of Asta or the Business. In the event that ASFI declines to invest or otherwise participate in such Non-Business Opportunities, or PLF and ASFI are unable to agree upon the terms under which they will mutually engage in such Non-Business

Opportunities in good faith, none of the PLF Parties shall participate or engage in such business, but may refer such opportunity to a third party in consideration of a referral fee or other compensation by reason of such referral in which case such compensation shall be paid to the Company and then divided equally and paid directly to the ASFI and PLF and not as distributions hereunder. This Section 6.23(h) shall expire in its entirety without notice, and shall be of no further force or effect at the end of thirty (30) months following the date of this Agreement.

(i) Each Member acknowledges that the restrictions contained in Sections 6.23(a)-(h) in view of the nature of the business of the Company, are reasonable and necessary in order to protect the legitimate interests of the Company, that any violation thereof would result in irreparable injuries to the Company, and that monetary damages would be inadequate to compensate the Company for such violation. Each Member therefore acknowledges that, in the event of such Member’s violation of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits and other benefits lost in connection with such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. If for any reason the restrictions contained in Sections 6.23(a)-(d) should be adjudged unreasonable in any proceeding, then the period of time, scope or geographic coverage of such restrictions (or any combination thereof) shall be reduced in time, scope or geographic coverage (or any combination thereof) so that such restrictions may be enforced in such manner as is adjudged to be reasonable.

6.24 License to use ASFI Office Space. ASFI agrees to license certain office space located in New Jersey and Texas to PLF in accordance with the terms of a license agreement to be entered into by the parties on or after the date hereof.

6.25 Ownership of Developments. All right, title and interest in and to any and all Developments shall vest equally in the Members without regard to Percentage Ownership and shall not be deemed an asset of the Company. The Members shall take all actions necessary to perfect the priority of the Developments and their mutual interest therein, including the filing of patent applications, trademark and domain name registrations and shall share the cost thereof equally. This provision shall be deemed a Survival Obligation.

6.26 Business Expenses. The PLF Parties recognize that the reputation of ASFI and its Affiliates is extremely valuable. Accordingly, the PLF Parties shall not charge or incur expenses on behalf of the Company for any sensitive or socially objectionable entertainment expense and ASFI may adopt on behalf of the Company further policies which clarify this issue. All travel and entertainment expenses of PLF shall only be paid if: a) are provided for in the Budget, (b) comply with the polices set forth herein or to be adopted; and (c) be included in the annual budget. Any travel and entertainment expense in excess of $1,500 incurred by the Initial Officers shall require the prior written consent of an ASFI Manager.

ARTICLE VII

BOOKS, RECORDS, REPORTS AND ACCOUNTS

7.1 Books and Records. The Company’s books and records, this Agreement, and all amendments thereto, and any separate certificates of formation, shall be maintained at the principal office of the Company or at such other place as the Board of Managers may determine. The Members or their duly authorized representatives shall have the right, at reasonable times with advance prior notice, but no more frequently than monthly, to examine the files of Investments made since the last inspection in order to ensure, among other things, that the Guidelines are being followed and may review in an orderly fashion such other books and records of the Company as the Member may reasonably request . Upon written request stating a bona fide “proper purpose” (as such term has been defined or interpreted under the Delaware General Corporation Law and the case law thereunder) and payment of the reasonable expense of duplication, a Member will be provided with a listing of the Members’ names and addresses. The Company’s books and tax records shall be kept on the basis most favorable to the Company and the Members, as decided by the Members after consultation with the Company’s tax and accounting advisors.

7.2 Reports and Financial Statements.

(a) The Board of Managers, at the expense of the Company, shall cause to be prepared and distributed to the Members within ninety (90) days after the close of each Fiscal Year of the Company all information relating to the Company that is necessary for the preparation of the Members’ federal, state, and local income tax returns.

(b) PLF, so long as PLF is a Manager of the Company, or if PLF is not a Manager of the Company, such Person as is appointed as a Manager by PLF in accordance with Section 6.1(a) hereof, shall, at the expense of the Company, cause to be prepared and distributed to the Members on a monthly basis financial statements prepared in accordance with generally accepted accounting principles, as well as other financial or operational information reasonably requested by the Members from time to time.

7.3 Tax Returns. The Board of Managers, at the expense of the Company, shall cause to be prepared income tax returns for the Company and shall cause such returns to be timely filed with the appropriate authorities.

7.4 Filings with Regulatory Agencies. The Board of Managers, at the expense of the Company, shall cause to be prepared and timely filed with appropriate federal, state, and local regulatory and administrative bodies all reports required to be filed with such authorities under then current applicable laws, rules, and regulations.

7.5 Tax Matters. In the event the Company is subject to administrative or judicial proceedings for the assessment and collection of deficiencies of federal taxes or for the refund of overpayments of federal taxes arising out of a Member’s distributive share of income, losses, gain, credits, or deductions, ASFI shall act in the capacity of a tax matters partner (“TMP”) and shall have all the powers and duties assigned to a TMP under Code Sections 6221-6233 and any Regulations thereunder. In addition, the TMP shall be empowered to make on behalf of the Company such tax elections as the Members direct. The Members agree to perform all acts necessary under Code Section 6231 and any Regulations thereunder to permit such Person to act as a TMP.1

7.6 Reporting Obligations. Notwithstanding anything else set froth in this Agreement, PLF agrees as follows:

(a) PLF shall provide via email, “.pdf” copies of all Purchase Agreements, referral and finder’s fee agreements and the underwriter’s report approving the Investment relating thereto to ASFI on a weekly basis;

(b) ASFI shall have right to designate employee or agent of ASFI to visit the offices of PLF to review files and books and records on a monthly basis;

(c) Promptly following the date hereof, the Company shall purchase and or develop a management information system for the Business which will permit online access by ASFI (the “IT System”). The cost of the IT System shall be borne by the Company and be included in the Budget. All software licenses and developer agreements executed by the Company in connection with the IT System shall provide that following the expiration or earlier termination of this Agreement, AFSI and PLF, and their respective successors and assigns, shall have the right and license to use the IT System in the same manner as the Company;

(d) ASFI shall have online access to all Bank Accounts and shall receive hard copies of statements and records for such Bank Accounts; and

(e) PLF shall provide a weekly written report to ASFI on the status of each Liquidation and pending Investments.

7.7 Accounts.

(a) Advances and Overhead Advances and all other funds from each Liquidation or otherwise received by the Company shall be held by the Company as follows:

(i) “Investment Advance Account” shall hold that portion of the Loans are intended to fund the Investments. The Investment Advance Account shall be funded in accordance with Section 3.9(d) hereof and shall hold only each of the Investment Advances. shall require the authorized signature of each of PLF and ASFI. A PLF authorized signature only shall be required for all withdrawals from the Investment Advance Account; provided, however, the authorized signature of both PLF and ASFI shall be required for withdrawals of more than ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000) for any Investment (collectively, the “Large Case Investments”). It is understood that ASFI in its sole and absolute discretion may refuse to provide its written authorization to fund Large Case Investments.

(ii) “Overhead Account” to hold that portion of the Overhead Advances which are intended to fund operating expenses of the Company to be funded in accordance with Section 3.9(d) hereof. Operating expenses of the Company (including the annual compensation due to the Officers pursuant to Schedule 6.5, the annual compensation to the in-house underwriter and a portion of the Piccolo Fee and the Management Fee) will be funded from the Overhead Account.

(iii) “General Account” to hold all other funds of the Company (e.g., amounts earned from the short-term investment of funds held in the Investment Advance Account or the Overhead Account).

(b) Funds received by the Company upon a Liquidation shall be held by the Company in an account established by the Company for such purpose (the “Proceeds Account”). Any withdrawals from the Proceeds Account shall be in accordance with Section 5.1 and shall require the authorized signature of both Members.

(c) The funds held by the Company in the Investment Advance Account, the Overhead Account, the General Account and the Proceeds Account (the foregoing being collectively referred as “Bank Accounts”) shall not be commingled with each other or with the any other accounts maintained by the Company, the Members or any Manager.

(d) The Company shall grant ASFI and Lender online access for all purposes with respect to all Bank Accounts of the Company. The Managers shall instruct the Company’s bank to provide bank statements to both Members on a monthly basis.

(f) All withdrawals of the Company in excess of $20,000 shall require signatures of both Alperovich and Khanas, and, subject to Section 7.7(a) (i) above, both the authorized signature of PLF and ASFI shall be required for withdrawals of $150,000 or more from any of the Bank Accounts.

ARTICLE VIII

ASSIGNMENT OR SALE OF INTERESTS IN THE COMPANY

8.1 Restrictions on Transfers.

(a) Except as may be otherwise provided in this Agreement, no Member (or assignee or transferee of a Member’s Units) shall Transfer such Member’s Units, or any portion thereof, to another Person (except to an Affiliate) without the unanimous written consent of the Board of Managers. Any assignee or transferee of any Units transferred in contravention of this Agreement shall have no right to participate in the management of the business and affairs of the Company or to become a Member and the voting rights attributable to such Units shall not be counted for any purposes whatsoever. Such assignee or transferee shall only be entitled to receive such benefits as are specifically provided by law.

(b) The Board of Managers shall be permitted to condition any permitted Transfer of Units to a transferee upon the restriction, in whole or in part, of the transferee’s right to participate in the management of the business and affairs of the Company.

(c) Anything herein to the contrary notwithstanding, no Member shall have the right to assign or sell such Member’s Units if such assignment or sale would result, directly or indirectly, in (i) the termination of the Company for state law or federal or state tax purposes; (ii) the violation of the Securities Act of 1933 or any rules or regulations thereunder or any applicable state securities laws or any rules or regulations thereunder; (iii) the violation of any investment representation given by such Member in connection with such Member’s acquisition of Units; or (iv) the violation of the terms of this Agreement.

8.2 Right of First Refusal.

(a) Subject to the provisions of Section 8.1 hereof and provided that the Board of Managers unanimously consents to such Transfer (except in the case of a transfer to an Affiliate), in the event a Member (the “Offeree”) receives a bona fide offer in writing (the “Offer”) from any Person not then a Member of the Company (for purposes of this Section 8.2, the “Third Party”) to purchase all or any part of the Offeree’s Units in the Company (the “Offered Units”) and the Offeree desires to accept the Offer, the Offeree shall give prompt written notice (the “Notice”) of such desire to the Company and to all of the remaining Members (the “Remaining Members”) together with a copy of the Offer.

(b) The Company shall have the right, but not the obligation, within thirty (30) days from receipt of such Notice, to purchase all or any part of the Offered Units. If, within said thirty (30) day period, the Company does not elect to purchase all of the Offered Units or if the Company elects to purchase a portion of the Offered Units, the Remaining Members shall have the right, but not the obligation, to purchase within thirty (30) days thereafter, their “Proportionate Share” (as defined herein) of the remaining Offered Units not purchased by the Company. For purposes of this Agreement, “Proportionate Share” shall mean that portion of the remaining Offered Units not purchased by the Company as shall be determined by dividing the number of Units owned by the applicable Remaining Member by the total number of Units owned by all of the Remaining Members, and then multiplying such quotient by the number of remaining Offered Units not purchased by the Company. If any Remaining Member declines to purchase all or any part of his, her or its Proportionate Share of the Offered Units within said period, then the non-declining Remaining Members who elected to purchase their Proportionate Share of the Offered Units allocated to them shall have the right, but not the obligation, by notice to the Offeree within the thirty (30) day period immediately following the thirty (30) day period specified herein, to purchase his, her or its Proportionate Share (not including the Units of any declining Remaining Member) of the remaining balance of Offered Units which have not been so purchased.

(c) Any purchases made pursuant to this Section 8.2 shall be at the price and on the terms set forth in the Offer. The Company or the Remaining Members, as the case may be, may exercise their rights during the option periods set forth in this Section 8.2 by giving notice to the Offeree as set forth in Section 14.1 of this Agreement. If all of the Offered Units are not purchased through the foregoing procedures by the Company or and/or the Remaining Members, then no such Offered Units may be purchased by the Company and/or the Remaining Members, and the Offered Units may be sold by the Offeree to the Third Party at the price and upon the terms set forth in the Offer, it being understood that the Offeree may not sell the Offered Units at a price or upon terms that differ from those set forth in the Offer without first reoffering the Offered Units to the Company and the Remaining Members pursuant the procedures set forth in this Section 8.2. Failure on the part of the Company or the Remaining Members to act within the appropriate period or periods shall constitute a rejection of the Offer by the party failing to act.

(d) If all of the Offered Units are not purchased by the Third Party pursuant to this Section 8.2 within one hundred twenty (120) days from the date of the receipt of the Offer by the Offeree, such Offer shall be deemed to have expired and the Offered Units must be reoffered to the Company and the Remaining Members pursuant to the procedures set forth in this Section 8.2.

(e) Any Third Party who acquires Units from a Member pursuant to this Section 8.2 shall, immediately upon such acquisition, become bound by the terms of this Agreement as though such Third Party were the Member from whom the Offered Units were acquired, and the Transfer of the Offered Units shall not be made on the books of the Company until a copy of this Agreement (or a joinder hereto) has been executed by such Third Party. Failure or refusal to sign this Agreement (or a joinder hereto) shall not relieve such Third Party from any obligations hereunder.

8.3 Tag Along Rights. Within ten (10) days of receipt of the Takeover Notice, as defined below, PLF shall have the right to sell to a Takeover Purchaser, a number of Units owned by PLF equal to the product of (i) the number of Units owned by PLF, multiplied by (ii) a fraction, the numerator of which is the number of Units ASFI intends to sell to the Takeover Purchaser, and the denominator of which is the total number of shares owned by ASFI (the “Tag Along Rights”). Such sale of the PLF’s Units shall be at the same price and on the same terms and conditions contained in the Takeover Notice. ASFI hereby agrees to such Tag-Along Rights and further agrees to do all things reasonably necessary to effect such a sale of PLF’s Units as contemplated herein, and to comply with the provisions of this Section 8.3. For purposes of this Section 8.3, Takeover Event means the proposed sale or transfer by ASFI, or any successor of Units representing a majority of the outstanding Units of the Company to one or more third parties and Takeover Purchaser means one or more third parties to which ASFI, or any successor intends to sell the Units representing a majority of the outstanding Units of the Company. ASFI shall provide prompt written notice to PLF of a proposed Takeover Event, including all terms and conditions thereof, the name of the Takeover Purchaser and a copy of the written offer received with respect to same, (the “Takeover Notice”).

8.4 Buy-Sell Provisions.

(a) Each of the following events shall constitute a “Buy-Sell Event” under this Agreement:

(i) the dissolution of any Member;

(ii) the voluntary initiation of any bankruptcy, insolvency, reorganization, arrangement, debt adjustment, liquidation or receivership proceeding with respect to any Member which is not dismissed within ninety (90) days of the commencement thereof;

(iii) the involuntary commencement of any bankruptcy, insolvency, reorganization, arrangement, debt adjustment, liquidation, or receivership proceeding against any Member which is not dismissed within ninety (90) days of the commencement thereof; or

(iv) the attachment of any Member’s Units or upon any of such Member’s Units being made subject to a charging order (including without limitation, pursuant to a divorce action).

(b) Upon the happening of any of the Buy-Sell Events set forth in Section 8.4(a), the affected Member, or such affected Member’s legal representative, as the case may be, shall be deemed to have offered for sale, upon the occurrence of such Buy-Sell Event, all Units owned by such Member or such Member’s personal representative in accordance with Section 8.4(c). The purchase price and the method of payment for Units purchased pursuant to this Section 8.4 shall be determined according to Sections 8.5 and 8.6 of this Agreement.

(c) Any Member who is required to Transfer one or more Units (including fractional shares of Units) pursuant to Section 8.4(b) shall be deemed to have offered such Units for sale to the Company and the Remaining Members. The Company shall have thirty (30) days

(commencing on the date of the Buy-Sell Event specified in Section 8.4(a)) to elect to purchase all Units owned by such Member. If the Company fails to exercise its rights under this Section 8.4(c) within the thirty (30) day period, the Remaining Members shall have thirty (30) days immediately following the expiration of the thirty (30) day option period to elect to purchase all of such Member’s Units. In the event that some Remaining Members elect not to purchase such Units, the Remaining Members who do so elect to purchase such Units may purchase such Units which have not been so purchased. The Company or the Remaining Members, as the case may be, may exercise their rights during the option periods set forth in this Section 8.4(c) by giving notice to the deemed offering Member as set forth in Section 14.1.

8.5 Purchase Price. Except as otherwise provided herein, the purchase price of the subject Units (the “Purchase Price”) for all purposes of this Agreement shall be equal to the fair market value of such Units at the time of the event giving rise to such purchase right as determined by the Company’s accountant by applying generally accepted valuation principles. If any Member (or such Member’s legal representatives, heirs, administrators or assigns) disagrees with the Purchase Price determined by the Company’s accountant, such Member (or such Member’s legal representatives, heirs, administrators or assigns) shall, at his, her or its own cost, select a certified public accountant (an “Independent Accountant”) to calculate the Purchase Price. The Purchase Price shall then be the average of the purchase price set forth in the reports of the Company’s accountant and the Independent Accountant, which amount shall be binding on the Company and on each Member (or such Member’s legal representatives, heirs, administrators or assigns). Except as otherwise provided herein, the Member (or such Member’s legal representatives, heirs, administrators or assigns) transferring such Units shall no longer be deemed to be an owner of such Units and a Member of the Company upon the payment of the Purchase Price to such Member (or such Member’s legal representatives, heirs, administrators or assigns).

8.6 Payment Terms.

(a) In the case of any purchases made pursuant to Section 8.2 of this Agreement, the Purchase Price shall be paid to the Offeree no later than ninety (90) days after the expiration of any option periods granted hereunder to the Company or the Remaining Members, whichever ends later, by cash, check or wire transfer.

(b) In the case of any purchases made pursuant to Section 8.3 of this Agreement, the Purchase Price shall be paid to the Members in accordance with Section 8.3(d) hereof.

(c) In the case of any purchases made pursuant to Section 8.4 of this Agreement, the Purchase Price shall be paid no later than ninety (90) days after the expiration of any option periods granted hereunder to the Company or the Remaining Members, whichever ends later (the “Closing Date”), by cash payment, delivery of a promissory note (the “Note”) or a combination thereof, in the sole discretion of the payor. Unless otherwise agreed to by the parties, the Note shall: (i) have a repayment term of three (3) years; (ii) bear interest on the unpaid principal balance at a per annum rate equal to the applicable prime rate of interest in effect on the date for determination as reported in The Wall Street Journal; (iii) require interest and principal to be paid in consecutive monthly installments commencing one month after the Closing Date and continuing on the same day of each successive month thereafter; provided, however, that the maker shall have the right of prepayment without penalty, premium, or fee; (iv) require each such monthly installment to be applied first to the payment of interest accrued, and the balance of such installment to be applied to the reduction of the principal debt; (v) contain a provision permitting the maker to offset against any amounts due thereunder any amounts owing by the payee to the Company, or if the Company is not the maker, any amounts owing by the payee to the maker; (vi) provide for the acceleration of maturity upon default at the option of the holder; (vii) contain a thirty (30) day grace period, after written notice, within which to cure any default; and (viii) provide that no judgment may be entered thereon unless a default continues after the expiration of the grace period.

8.7 Operating Rules.

(a) Any Member transferring or proposing to Transfer Units, or whose Units are the subject of a Transfer or proposed Transfer, shall not have the right to vote upon whether the Company shall exercise its right under this Article VIII to purchase such Units.

(b) The right or obligation of the Remaining Members, among themselves, to purchase or to exercise any purchase arising under this Agreement shall be pro rata based on the number of Units held by each Member participating in the purchase immediately before the purchase, unless otherwise agreed to by such Remaining Members.

(c) If an offer to sell is made pursuant to this Article VIII, the offer shall be deemed to have been refused unless accepted in writing within the time period specified.

8.8 Agreement to Purchase Only Part of Units. Notwithstanding any provision of this Agreement to the contrary, the withdrawing Member may agree to the exercise of any option under this Article VIII for less than the total number of Units owned by the withdrawing Member. In addition, the withdrawing Member may agree with the Company that the Company may acquire less than all of the withdrawing Member’s Units and the remaining Units shall in that case be purchased by or offered to the Remaining Members as provided in this Article VIII.

8.9 Restrictions Apply to Subsequently Issued Units. All Company Units hereafter issued shall be subject to this Agreement and the Unit Certificates, if any, shall have imprinted conspicuously thereon a notice indicating that the transferability of such Units is restricted by this Agreement.

8.10 Waiver of Restrictions. At any time, and from time to time, the Members may, by written unanimous agreement, waive any one or more transfer restrictions imposed by this Agreement.

ARTICLE IX

ADDITIONAL MEMBERS

9.1 Admission of Additional Members. Subject to Section 3.3 hereof, the Board of Managers may admit any Person as a Member of the Company and issue to such Person Units in the Company for such consideration as the Board of Managers may determine.

9.2 Rights of Additional Members. Except as otherwise provided in this Agreement, any Person admitted pursuant to the provisions of Section 9.1 of this Agreement shall have such right to participate in the management of the Company as the Members determine.

ARTICLE X

DISSOLUTION AND TERMINATION OF THE COMPANY

10.1 Dissolution and Termination.

(a) The Company shall be dissolved and this Agreement shall terminate upon the first to occur of the following events:

(i) the unanimous decision of all Members to dissolve the Company;

(ii) the date the Company is dissolved by operation of law or judicial decree;

(iii) a termination notice by ASFI pursuant to Section 3.9(f);

(iv) upon a breach by ASFI or PLF of any material representation, warranty, covenant or agreement made by it hereunder or otherwise; or if either ASFI or PLF fails to perform any of its material obligations hereunder; unless, in either event, such breach or failure is cured within thirty (30) days or within such further period as may be reasonably necessary to cure such breach in good faith after delivery of written notice thereof from the Company or the other Member;

(v) either any of the Asta Parties or the PLF Parties: (A) engages in any criminal conduct or fraud; or (B) becomes insolvent, admits in writing its inability to pay debts as they mature, institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within ninety (90) days in accordance with Section ninety days (90));

(vi) by either Member upon (30) days prior written notice to the other Member if there is a change in Laws which materially and adversely limits the conduct of the Business (a “Change of Law Event”);

(vii) by ASFI pursuant to Section 1.10;

(viii) upon the death of both Alperovich and Khanas;

(ix) by either Member, if funding of all Loans is suspended by ASFI under Paragraph 1.11(a) for more than thirty (30) consecutive days;

(b) Unless otherwise expressly set forth herein, resignation or expulsion of a Member shall not cause the dissolution of the Company, and the Company shall continue without effect.

10.2 Liquidator. Upon dissolution of the Company, the Board of Managers, or if there are no Managers, such Person as is designated by the unanimous consent of the Members (the Managers or such Person, the “Liquidator”), shall proceed to wind up the business and affairs of the Company in accordance with the requirements of the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up but shall terminate upon liquidation of the Company in accordance with the terms hereof. The Liquidator, in carrying out the winding up of the Company’s affairs and after paying or making reasonable provision for the claims of creditors, shall have full power and authority to sell any or all of the remaining assets of the Company or to distribute the same in kind to the Members. The fair market value of any assets to be distributed in kind shall be determined by an independent appraiser selected by the Liquidator. The cash or assets in kind to be received by Members shall be distributed to the Members in accordance with the provisions of Sections 5.1 and 5.4 hereof. If Distributions are insufficient to return to any Member the full amount due to such Member pursuant to Sections 5.1 and 5.4 hereof, such Member shall have no recourse, absent fraud against any other Member, any Manager or the Liquidator. Following the completion of the winding up of the affairs of the Company and the distribution of its assets, the Liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware pursuant to Section 18-203 of the Act. The provisions of this Section 10.2 shall be deemed Survival Obligations.

10.3 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article X, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but the Company has not been legally dissolved, the Company Property shall not be liquidated, the Company’s debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Company Property and liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members. The provisions of this Section 10.3 shall be deemed Survival Obligations.

10.4 Distribution In Kind. If the Liquidator determines that a portion of the Company’s assets should be distributed in kind to the Members, an independent appraisal of the fair market value of each asset as of a date reasonably close to the date of liquidation shall be obtained. Any unrealized appreciation or depreciation with respect to an asset to be distributed in kind shall be allocated among the Members (in accordance with the provisions of Article IV, assuming that the assets were sold for the appraised value) and taken into consideration in determining the balance in the Members’ Capital Accounts as of the date of final liquidation. Distribution of any such asset in kind to a Member shall be considered a Distribution of an amount equal to the asset’s fair market value for purposes of Article V. Notwithstanding the foregoing, no Member may be compelled to accept any Distribution of any asset in kind which is in excess of such Member’s proportionate share of Distributions generally. The provisions of this Section 10.4 shall be deemed Survival Obligations.

ARTICLE XI

COMPANY EXPENSES

11.1 Company Expenses. All of the Company expenses shall be billed directly to and paid by the Company. In the event a Member or Manager directly pays Company expenses, such Member or Manager shall be fully reimbursed by the Company; provided, however, that such expense is an ordinary and necessary expense incurred in connection with the business of the Company. In the event any such expense is disallowed as a deduction by the Company by the Internal Revenue Service at a later time, such Member or Manager shall be obligated to reimburse the Company for such disallowed expense within sixty (60) days of notification of such disallowance.

ARTICLE XII

AMENDMENTS OF AGREEMENT

12.1 Amendments. Except as otherwise provided in this Agreement, this Agreement may be amended only in a writing signed by the Company and each of the Members.

ARTICLE XIII

INDEMNIFICATION AND LIABILITY

13.1 Indemnification. The provisions of this Section 13.1 shall be deemed Survival Obligations.

(a) To the extent not inconsistent with the Act and other applicable law, the Company, its receiver, or its trustee, shall indemnify each Member and Manager and their respective employees, agents, representatives, affiliates, heirs, executors, administrators, successors, and assigns, against and save them harmless from any claim, demand, judgment, or liability and against and from any loss, cost, or expense (including, without limitation, reasonable attorneys’ fees and court costs, which may be paid by the Company as incurred), which may be made or imposed upon such Persons by reason of any (i) act performed for or on behalf of the Company or in furtherance of the Company’s business, (ii) inaction on the part of such Persons, or (iii) liabilities arising under federal and state securities laws, to the extent permitted by law, so long as the Member or Manager has acted in furtherance of a good faith belief that such course of conduct was in the best interest of the Company and said conduct did not constitute gross negligence, gross misconduct, fraud, or breach of fiduciary duty or a material breach of this Agreement or the Consulting Agreement. To the extent that this Section 13.1(a) is inconsistent with the Act, the Act shall control. Nevertheless, it is the intent of this Section 13.1(a) that the aforementioned parties be indemnified by the Company to the maximum extent permitted by law.

(b) To the extent not inconsistent with the Act and other applicable law, each Member, Manager and his, her or its receiver or trustee, shall indemnify the Company and each other Member, Manager and their respective employees, agents, representatives, affiliates, heirs, executors, administrators, successors, and assigns, against and save them harmless from any claim, demand, judgment, or liability and against and from any loss, cost, or expense (including, without limitation, reasonable attorneys’ fees and court costs, which may be paid by the Company as incurred), which may be made or imposed upon the Company or such other Member or Manager by reason of any action or inaction by such Member or Manager which constitutes gross negligence, gross misconduct, fraud or a breach of fiduciary duty or a material breach of this Agreement or the Consulting Agreement. To the extent that this Section 13.1(b) is inconsistent with the Act, the Act shall control. Nevertheless, it is the intent of this Section 13.1(b) that the aforementioned parties be indemnified by such Member or Manager to the maximum extent permitted by law.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

The provisions of this Article XIV shall be deemed Survival Obligations.

14.1 Notices.

(a) Any written notice, offer, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given if personally delivered or mailed by certified mail, return receipt requested, or sent by overnight delivery, telex, telegram, or facsimile transmission to such Member’s address as set forth on Schedule 3.1 attached hereto, as updated from time to time by the Members upon request by the Members. Copies of all notices to the Asta Parties or the PLF Parties, respectfully, shall also be sent to:

Ted D. Rosen, Esq.

Fox Rothschild, LLP

100 Park Avenue, 15th Floor

New York, NY 10017; and

Dominic S. Liberi, Esq.

Obermayer Rebmann Maxwell & Hippel LLP

1617 JFK Blvd. 19th Floor

Philadelphia, PA 19103

(b) Notices delivered personally or by overnight delivery shall be effective upon delivery. Notices properly addressed and delivered by certified mail, return receipt requested, shall be effective on the date which is three (3) business days after deposit with the United States Postal Service. Notices sent by telex, telecopy, or facsimile transmission shall be effective upon confirmation of transmission.

(c) Any Member may change such Member’s address for purposes of this Agreement by giving written notice of such change to the other Members in the manner hereinbefore provided for the giving of notice.

14.2 Article and Section Headlines. The Article and Section headings in the Agreement are inserted for convenience and identification only and do not define or limit the scope, extent, or intent of this Agreement or any of the provisions hereof.

14.3 Construction. As appropriate in context, whenever the singular number is used herein, the same shall include the plural, and the neuter, masculine, and feminine genders shall include each other. If any language is stricken or deleted from this Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn therefrom.

14.4 Severability. If any covenant, condition, term, or provision of this Agreement is found to be illegal, or if the application thereof to any Person or any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term, or provision to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term, and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, unless the absence of such illegal, invalid, or unenforceable provision materially alters the rights or obligations of the parties hereto.

14.5 Governing Law/ Arbitration/ Equitable Relief.

(a) This Agreement has been executed in and shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

(b) Except as set forth in Section 14.5(c) below, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be settled by arbitration under the Rules of the American Arbitration Association for Commercial Disputes (the “Rules”) (as modified by this Section 14.5). The number of arbitrators shall be one (1) if all parties to the dispute agree on the arbitrator. If there is a disagreement on selection of a sole arbitrator, the number of arbitrators then shall be three (3), with the arbitrators to be appointed in accordance with the Rules from a panel of arbitrators in New York County, New York. The place of arbitration shall be New York County, New York or such other place as the parties to the dispute shall agree in writing. The arbitration proceedings shall be conducted in the English language, and the arbitral award shall be rendered in writing in the English language and shall state the reasons for the award. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof, and shall be binding on the parties hereto. The costs of arbitration, including reasonable legal fees and costs, shall be borne by either or both of the parties in whatever proportion as the arbitrator or arbitrators may award.

(c) Any matter arising under this Agreement for which equitable relief is sought may be brought in any federal or state court of competent jurisdiction in New York , New York, wherein the parties agree jurisdiction and venue shall be proper.

14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

14.7 Entire Agreement. This Agreement together with its Exhibits and Schedules constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement cannot be changed, modified, or discharged orally but only by an agreement in writing as provided herein. There are no representations, warranties, or agreements other than those set forth in this Agreement. This Agreement supersedes the Interim Agreement, the Non-Disclosure Agreement, dated August 1, 2011, any term sheets or other memorandum of agreements and any other agreement, document or understanding whether written or oral by or between the parties hereto.

14.8 Further Assurances. The Members will execute and deliver such further instruments and do such further acts as may be required to carry out the intent and purposes of this Agreement.

14.9 Successors and Assigns. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors, and assigns of the respective parties hereto.

14.10 Creditors. None of the provisions of this Agreement shall be construed for the benefit of or enforceable by any of the creditors of the Company or any creditors of the Members.

14.11 Exhibits and Schedules. The Exhibits and Schedules referenced in this Agreement are a part of this Agreement as if set forth fully herein. All references to this Agreement shall be deemed to include the Exhibits and Schedules, unless the context requires otherwise.

14.12 Remedies. The rights and remedies of the Members hereunder shall not be mutually exclusive, and the exercise by any Member of any right to which such Member is entitled shall not preclude the exercise of any other right such Member may have.

14.13 Jurisdiction; Specific Performance.

(a) Each Member hereby consents to the jurisdiction of the courts of the State of New York as to all matters relating to the enforcement, interpretation, or validity of this Agreement.

(b) It is agreed that each Member (or his, her or its representative) shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in addition to any other remedy to which he, she or it may be entitled pursuant to this Agreement or at law or in equity.

14.14 Valuation. Unless otherwise expressly provided herein, any determination of fair market value for the purposes of this Agreement shall be made by the Board of Managers in good faith and in its reasonable discretion.

14.15 No Presumption against the Drafter. Each of the Members participated in the drafting of this Agreement, or had the opportunity to request modifications to this Agreement upon becoming a Member in the case of subsequently admitted Members, and the interpretation of any ambiguity contained in this Agreement will not be affected by the claim that a particular party drafted any provision hereof.

14.16 Consulting Fee. ASFI hereby acknowledges that PLF has agreed to the payment to Louis Piccolo and/or his affiliate, A. L. Piccolo & Co., Inc., (jointly and severally herein, “Piccolo”), of the sum of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) for each TEN MILLION DOLLARS ($10,000,000) of Loans to the Company by ASFI up to a maximum of SEVEN HUNDRED THOUSAND DOLLARS ($700,000) as a consulting fee (the “Piccolo Fee”). The Piccolo Fee shall be paid by by the Company during the Term, and, following the Term, by the PLF Parties in accordance with the terms hereof and of an agreement between Piccolo and the PLF Parties, dated of even date herewith (the “Piccolo Consulting Agreement”) over eight (8) years at four percent (4%) interest per annum. Except for the Piccolo Payments, ASFI and PLF hereby respectively warrant and represent that there are no other Persons entitled to compensation in connection with this Agreement. Piccolo, by his signature below, acknowledges and confirms that he shall have no right to fees or compensation of any kind from the Company or PLF, except as set forth above, and as set forth in the Piccolo Consulting Agremeent.

14.17 Operation of PLF. To the extent that the Company purchases all or a portion of the PLF Claims Portfolio, revenues derived therefrom shall be subject to the provisions of Section 5.1. The PLF Members shall continue to manage the PLF Claims Portfolio not purchased by the Company, and the Asta Parties shall have no rights to receive any PLF revenues from any portion of the PLF Claims Portfolio not purchased by the Company or from any other source, accruing or arising prior to the date hereof, whether liquidated or unliquidated on such date.

14.18 Counsel. Each Member and their Affiliates hereby acknowledges that he or it has been advised to obtain their own separate and independent legal and financial advisors with respect to the execution, delivery and performance of the terms and conditions of this Agreement. Each party shall bear their own respective attorneys’ fees and expenses related to the execution of this Agreement and the transactions contemplated herein.

14.19 Legal Fees. Promptly following execution hereof, but not later than December 31, 2011, Asta shall pay $10,000 towards the PLF Parties legal fees and Piccolo shall pay $65,000 in connection with the negotiation of this Agreement on and after October 13, 2011 through the date hereof shall be paid by Asta and Piccolo, via wire transfer directly to the attorneys of PLF.

14.20 Survival Obligations. All provisions above labeled “Survival Obligations,” all provisions which by their express terms survives and all representations and warranties of a signatory hereto shall survive the expiration or earlier termination of this Agreement and remain binding upon the signatories and their respective, successors, assigns, heirs, executors and administrators.

14.21 Conflicts. Any express or implied conflict between this Agreement and any other agreement or document executed in connection herewith shall be interpreted and resolved in a manner most favorable to the enforcement of this Agreement

[signature page follows]

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year first above written.

COMPANY: Pegasus Funding LLC

By:	/s/ Max Alperovich
Name: Max Alperovich Title: Manager

MEMBERS: ASFI Pegasus Holdings, LLC

By:	/s/ Gary Stern
Name: Gary Stern Title: President and CEO

Pegasus Legal Funding, LLC

By:	/s/ Max Alperovich
Name: Max Aperovich Title: Member

Joinder

By their respective signatures below, Max Alperovich and Alexander Khanas join this Agreement solely for purposes of Sections 6.5, 6.9 6.21, 6.22 6.23, 6.26 and 14.16 including the granting of the Option described in Section 6.21, effective on the date of this Agreement:

/s/ Max Alperovich	/s/ Alexander Khanas
Max Alperovich	Alexander Khanas

Joinder

By signature below, Louis Piccolo and A.L. Piccolo & Co., Inc. are joining this Agreement solely for purposes of Sections 3.9(c),14.16 and 14.19 effective on the date of this Agreement:

A.L. PICCOLO & CO., INC.

/s/ Louis Piccolo
By: Louis Piccolo

/s/ Louis Piccolo
Louis Piccolo, Individually

Joinder

By signature below, Lender is joining this Agreement and agrees to be bound by the provisions of Section 3.9 hereof and of all other provisions of the Agreement under which Lender makes an express undertaking herein, including those sections wherein Lender is referenced as one of the Asta Parties and in the Loan Documents.

FUND PEGASUS, LLC

/s/ Gary Stern
By: Gary Stern, CEO

Guaranty and Joinder

Asta hereby guarantees to the Company and PLF the full and complete performance of the Lender under Section 3.9 and agrees to be bound by Sections 1.9, 6.22, 6.23, 14.1 and 14.17.

ASTA FUNDING, INC.

/s/ Gary Stern
By: Gary Stern, President & CEO

SCHEDULE 2.1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings below. Capitalized terms not defined herein shall have the meanings set forth in the foregoing Agreement or other the Asta Documents.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to: (a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with reference to a specific Person, (a) any Person directly or indirectly controlling, controlled by, or under common control with another Person, (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person, (c) any officer, director, partner, or member of such Person, and (d) if such other Person is an officer, director, partner, or member, any entity for which such Person acts in such capacity.

“ASFI” means ASFI Pegasus Holdings, LLC, a Delaware limited liability company.

“Asta Documents” means this Agreement; the Consulting Agreement between the Company and Alperovich; the Consulting Agreement between the Company and Khanas; and the Revolving Credit Agreement, the Secured Revolving Credit Note and the Security Agreement, each between the Company and Lender and all other documents and instruments executed in connection herewith. Each of the foregoing documents are dated as of the date of this Agreement.

“Asta Parties” means Asta, ASFI and Lender and their respective officers, directors, employees, attorneys, agents, successors and assigns.

“Board of Managers” shall mean, collectively, those Managers appointed or elected by the Members in accordance with Article VI of this Agreement.

“Capital Contributions” means the total amount of cash and the fair market value of property (net of liabilities secured by such contributed property which the Company is considered to assume or take subject to under Code Section 752) contributed to the capital of the Company by any Member or all of the Members (or the predecessor holders of the interests of any Member or Members).

“Capital Transaction” means (a) the sale of all or substantially all of the Company’s assets, or (b) a Change of Control of the Company.

“Capital Transaction Proceeds” means (a) any and all proceeds (whether in the form of cash or property) received by the Company from a Capital Transaction, reduced by expenses incurred by the Company in connection with such Capital Transaction, liabilities of the Company which are repaid out of the proceeds from such Capital Transaction, and such reserves as the Board of Managers may determine to be necessary for the needs of the Company, and (b) all receipts (net of disbursements and reserves established by the Board of Managers) of the Company after the date of any event of dissolution specified in Article X, to the extent not otherwise includible in Capital Transaction Proceeds.

“cash-on-cash basis” means the ratio of annual before-tax cash flow to the total amount of cash invested, expressed as a percentage, as determined by the regular accountants of the Company in accordance with GAAP and excluding any cost of funds incurred by ASFI or the Company.

“Change of Control” means the acquisition (other than in connection with an IPO) after the date of this Agreement, directly or indirectly, by any individual, entity or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than an individual, entity or group that owns Units on the date of this Agreement) of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (a) more than fifty percent (50%) of the aggregate outstanding voting power of the Company or the Total Outstanding Units, or (b) in the case of Person other than the Company, more than fifty percent (50%) of the aggregate outstanding voting power of such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Property” refers to real or personal property, or any interest therein, acquired directly or indirectly by the Company or produced by or inuring to the Company (i.e., intangible property), whether owned or leased.

“Developments” shall mean all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever created by the PLF Parties, the Asta Parties or the Company for use in the Business during the Term hereof.

“Distributable Cash Flow” means, for any period, cash received by the Company from each Liquidation occurring during such period.

“Distributions” refers to cash or other property (net of liabilities to which the distributed property is subject that such Member is considered to assume or take subject to under Code Section 752) distributed to the Members by the Company.

“Document Fees” means all application, processing and service fees such as document preparation and processing fees paid to the Company by a Seller under any Purchase Agreement.

“Fiscal Year” means the period identified in Section 1.8 or any portion of such period to the extent necessary to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article IV.

“GAAP” means the generally accepted accounting principles consistently applied by the regular accountants of the Company.

“Gross Asset Value” means, with respect to any asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Company and the contributing Member in a written agreement or otherwise by the Company pursuant to Section 14.14;

(b) the Gross Asset Values of all the Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Managers in accordance herewith as of the following times: (A) the acquisition of an additional Unit in the Company by any new or existing Member; (B) the Distribution by the Company to a Member of more than a de minimis amount of property with respect to a Unit; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) upon the withdrawal of a Member from the Company; provided that, an adjustment described in clauses (A) and (B) and (D) of this paragraph shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any asset of the Company distributed to a Member shall be the gross fair market value of such asset on the date of Distribution as determined by the Company pursuant to Section 5.3 and 14.14;

(d) the Gross Asset Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code should the Company make an election under Section 754 of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations 1.704-1(b)(2)(iv)(m); and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Investment or Investments” means the amount of the Purchase Price paid by the Company pursuant to one or more Purchase Agreements, plus all related Document Fees and any broker or referral fee advanced in connection with a Purchase Agreement whether or not set forth in the Purchase Agreements.

“IPO” means an initial public offering of any equity securities of the Company or any successor entity (including a successor formed for the purpose of effecting such offering) pursuant to an effective registration statement under the Securities Act.

“Laws” shall mean all present and future statutes, laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, state, county or municipal government and appropriate departments, commissions or boards having jurisdiction over the Company, PLF and the PLF Business.

“Liquidation” means payment to the Company with respect to all or part of an Investment upon the adjudication or settlement of the underlying Claim.

“Liquidation Amounts” means amounts actually received by the Company pursuant to the terms of a Purchase Agreement, whether at or prior to a Liquidation, with respect to same, or otherwise.

“Loan Documents” means the Revolving Credit Agreement, the Secured Revolving Credit Note and the Security Agreement, each between the Company and Lender of even date herewith.

“Loans” shall mean funds made available to the Company for Investments and overhead expenses, including without limitation, the Advances and the Overhead Advances.

“Loss” shall mean a Write Off or Write Down.

“Manager” or “Managers” means that Person or those Persons appointed pursuant to Article VI hereof to manage the Company as set forth in this Agreement.

“Member Nonrecourse Debt” means nonrecourse indebtedness of the Company with respect to which any Member has a direct or indirect risk of loss, as more fully defined in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Gain” means and refers to, at any time, with respect to all nonrecourse liabilities of the Company (within the meaning of Regulation Section 1.704-2(b)(3)), the aggregate amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of (in a taxable transaction) all its property subject to such liabilities in full satisfaction thereof, and as further defined in Regulations Section 1.704-2(d).

“Nonrecourse Debt” means a liability (or that portion of a liability) with respect to which no Member bears the economic risk of loss as determined under Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

“Percentage Interest” means a Member’s overall ownership percentage of the Company as set forth in the column entitled “Percentage Interest” on Schedule 3.1 hereto or the ownership percentage of the Company represented by a particular Unit or group of Units, as the case may be.

“Person” means a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, limited liability partnership, or any other juridical entity.

“PLF” means Pegasus Legal Funding, LLC and its Affiliates, including, but not limited to Alexander Khanas and Max Alperovich.

“Presumed Tax Liability” for any Member for any Fiscal Year means an amount equal to the product of (a) the amount of taxable income (including any tax items required to be separately stated under Section 703) allocated to such Member for such Fiscal Year pursuant to Article IV, and (b) the combined effective federal and state income tax rate, adjusted for the federal deduction for state income taxes, applicable during the Fiscal Year for computing regular ordinary income tax liabilities (without reference to minimum taxes, alternative minimum taxes, or income tax surcharges) of a natural person residing in New York, NY in the highest bracket of taxable income.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period (including, without limitation, any administrative and brokerage fees received by the Company and any taxable income or loss for such year or period attributable to PLF), determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Regulation 1.704-l(b)(2)(iv) and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b), (c), or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(e) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 4.2, 4.3 or 4.4 hereof shall not be taken into account in computing Profits or Losses; and

(f) the amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.2, 4.3 or 4.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Purchase Price” means the amount paid by the Company to a Seller (including advancement of Document Fees) pursuant to a Purchase Agreement.

“Qualified Claim” means any Claim meeting the Underwriting Guidelines.

“Refinancing” means the borrowing of money by the Company for the purpose of paying the entire balance due, including accrued interest and fees, on any outstanding loan.

“Regulations” means the proposed, temporary, and final regulations promulgated under the Code in effect as of the date of the filing of the Certificate and the corresponding Sections of any regulations subsequently issued that amend or supersede such regulations.

“Sale” means any Company transaction resulting in the receipt of cash or other consideration (other than the receipt of Capital Contributions) not in the ordinary course of its business, including, without limitation, sales or exchanges of real or personal property, condemnations, recoveries of damages awards, and insurance proceeds (other than business or rental interruption insurance proceeds).

“Seller or Sellers” means the plaintiff or plaintiffs with personal injury claims, each of which has executed a Purchase Agreement with the Company.

“Total Outstanding Units” means the total Units issued and outstanding at any point in time.

“Transfer” means any disposition of Units, voluntary or involuntary, whether or not for value, and includes, without limitation, sales, exchanges (including exchanges pursuant to a plan of merger or consolidation, regardless of whether new Unit Certificates are issued), gifts, pledges, and hypothecations, passage by intestate succession or bequest, vesting of title in a trustee, receiver, conservator, or otherwise in connection with any insolvency, guardianship, or conservatorship proceeding, subjection to judgment lien, and dispositions pursuant to any separation agreement, judicial decree, or judgment entered in connection with any domestic relations proceeding. If any Member is a business entity such as another limited liability company, a corporation or a partnership, a Change of Control of such entity shall be deemed to be a Transfer for the purposes of this Agreement.

“Unit” or “Units” means an ownership interest in the Company (which shall be considered personal property for all purposes), consisting of (a) an interest in Profits and Losses, specially allocated items and distributions pursuant to this Agreement, and (b) the right to vote or grant or withhold consents with respect to Company matters as provided in this Agreement or in the Act and which are issued from time to time by the Company in consideration for such Capital Contribution as the Board of Managers may determine from time to time.

“Unit Certificate” means a certificate evidencing ownership of the Units by an applicable Member bearing the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY

MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE UNITS REPRESENTED HEREBY ARE SUBJECT TO AN LLC OPERATING AGREEMENT (A COPY OF WHICH IS ON FILE AT THE COMPANY’S OFFICES AND MAY BE OBTAINED WITHOUT CHARGE FROM THE COMPANY). ANY PERSON OR ENTITY ACCEPTING ANY INTEREST IN SUCH UNITS SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.”

“Working Capital” means those monies not utilized in the purchase, development, construction, repair, or improvement of Company Property, plus the net profit of the Company retained as a reserve for contingencies, future development, and anticipated obligations, as determined by the Board of Managers in accordance with the terms of this Agreement.

“Write Down” means the amount by which the Liquidation Amount is less than the corresponding Investment.

“Write Off” means the amount received by the Company which respect to an Investment is zero. For purposes hereof, a Write Off shall be deemed to have occurred: (a) where there is a final non-appealable judgment in the underlying Claim in favor of all defendants, either by motion or verdict; or (b) where a Claim has not been adjudicated at the end of four (4) years following the date of the Purchase Agreement and, provided, no appeal is then pending with respect to such Claim, no docket activity with respect to such Claim has occurred for six (6) months prior thereto.

SCHEDULE 3.1

UNITS

	September 30,	September 30,
Member Name and Address	No. of Units Owned	Percentage Interest
ASFI Pegasus Holdings, LLC 210 Sylvan Avenue Englewood Cliffs, NJ 07632 Attention: Gary Stern, Chief Executive Officer	800	80%

Pegasus Legal Funding, LLC 299 Broadway, Ste. 202 New York, NY 10007 Attention: Max Alperovich	200	20%

TOTAL:	1,000	100%

SCHEDULE 5.1(b)

PLF LOSS ALLOCATION ILLUSTRATIONS

For example purposes only, the parties agree to the following principles:

Pegasus is not liable for ANY losses on Overhead Advances. To illustrate:

(i) $10K is invested. $900.00 OH applied. Case settles and we only recover $9K. Loss Calculation=$10K-$9K=$1K; Pegasus Loss is 20% of $1K or $200.00. ASFI absorbs 80% loss of principal ($800) plus 100% of applied OH or $900. In other words, at end of each quarter, 20% of Write offs or Write Downs (PRINCIPAL ONLY, Overhead Advances EXCLUDED) will reduce Pegasus’ share of profit for that quarter.

(ii) Distributions- No distributions year 1, with the exception of tax liability. Quarterly distributions: Winners-Profitable Cases (Principal plus OH) times 80/20 split less Losers-(Principal only)=Pegasus Distribution.

(iii) Write off— Cases will be written off only if the following were to occur:

a) Final non-appealable judgment in the underlying case in favor of the defendant, either by motion or verdict;

b) No docket activity for the last six (6) months of the 4 year period following the date of execution of contract or if suit has not been brought within 3 years of the date of loss for New York personal claims and two years for New Jersey personal claims the case will be written off.

SCHEDULE 6.1

BOARD OF MANAGERS

•	Two Managers appointed by ASFI: Gary Stern and Robert Michel

•	Two Managers appointed by PLF: Alperovich and Khanas

SCHEDULE 6.4(a)(vii)

INITIAL BUDGET OF COMPANY

[attached]

SCHEDULE 6.5

OFFICERS

Max Alperovich, Executive Vice President

•	Compensation:
•	$100,000 per year, payable biweekly

Alexander Khanas, Executive Vice President

•	Compensation:
•	$100,000 per year, payable biweekly

EXHIBIT A

MEMBERS

ASFI Pegasus Holdings, LLC 210 Sylvan Avenue Englewood Cliffs, NJ 07632 Attention: Gary Stern, Chief Executive Officer

Pegasus Legal Funding, LLC 291 Broadway, Ste. 300 New York, NY 10007 Attention: Max Alperovich

EXHIBIT B

LOAN DOCUMENTS

Revolving Loan Agreement, Revolving Promissory Note and Security Agreement annexed hereto.

EXHIBIT C

FORMS OF CONSULTING AGREEMENT

[attached]